EXHIBIT 10QQ

SOLICITATION STATEMENT


             HOMELAND STORES, INC.

Solicitation of Consents to Proposed Amendments
                      of
 Certain Provisions of the Indenture Governing
                      its
Series A Senior Secured Floating Rate Notes Due 1997,
Series C Senior Secured Fixed Rate Notes Due 1999
                      and
Series D Senior Secured Floating Rate Notes Due 1997


   Homeland Stores, Inc. (the "Company"), a wholly-owned subsidiary of Homeland Holding Corporation ("Holding"), is soliciting (the "Solicitation") the consents (the "Consents") of registered holders of its Series A Senior Secured Floating Rate Notes Due 1997, Series C Senior Secured Fixed Rate Notes Due 1999 and Series D Senior Secured Floating Rate Notes Due 1997 (collectively, the "Notes") to certain proposed amendments (the "Proposed Amendments") to
(i) the Indenture, dated as of March 4, 1992, as supplemented (the "Indenture"), among the Company, Holding, as guarantor, and United States Trust Company of New York, as trustee (the "Trustee"), (ii) the Security Agreement, dated as of March 4, 1992 (the "Security Agreement"), between the Company and United States Trust Company, as collateral trustee (the "Collateral Trustee"), (iii) the Intercreditor Agreement, dated as of March 4, 1992 (the "Intercreditor Agreement"), between the Trustee and the agent under the Credit Agreement (as defined below) and (iv) the Mortgage, Security Agreement and Financing Statement, dated as of March 4, 1992 (the "Mortgage"), between the Company and the Collateral Trustee. As more fully described herein, the purposes of the Solicitation and the Proposed Amendments are:

     (i) to increase the interest rate on each series of Notes by one-half of one percent (0.5%) per annum;

    (ii) to amend, add and delete certain financial covenants and related definitions under the Indenture
(including modifying the "Consolidated Fixed Charge
Coverage Ratio" covenant, adding a new "Debt-to-EBITDA
Ratio" covenant and a new "Capital Expenditures" covenant and deleting the "Adjusted Consolidated Net
Worth" covenant), to reflect the Company's size, operations and financial position following the AWG
Transaction (as described below);

   (iii) to amend certain provisions of the Indenture to permit the Company to incur certain liens and in-debtedness and to make an investment in certain membership stock and receive or earn patronage certificates or other equity in connection with the supply agreement (the "Supply Agreement") to be entered into between the Company and Associated Wholesale
Grocers, Inc. ("AWG"), which agreement is a condition to, and will become effective immediately following, the Company's sale of certain assets to AWG (the "AWG Sale" and, together with the Supply Agreement, the "AWG
Transaction");

    (iv)  to amend certain provisions of the Security
Agreement to provide that AWG will have a first lien on certain collateral to be acquired by the Company in connection with the Supply Agreement;

     (v) to amend certain other provisions of the Indenture to, among other things, limit the Company's ability to incur certain future indebtedness and guarantees, and to provide that a certain amount of net proceeds from future asset sales must be applied to an offer to redeem the Notes;

    (vi) to make certain technical amendments to the Intercreditor Agreement; and

   (vii)  to amend the Mortgage to provide that
defaults under, or modifications or terminations of, a certain lease related to a store to be closed, will not constitute a default or event of default under the Mortgage.

   The Company estimates that net proceeds from the AWG Sale will be approximately $37.2 million, approximately $24.8 million of which will be allocated to the Notes and approximately $12.4 million of which will be allocated to indebtedness under the Revolving Credit Agreement, dated as of March 4, 1992, as amended (the "Credit Agreement"). The Indenture requires the Company to apply the net proceeds allocable to the Notes to an offer to redeem the Notes on a pro rata basis. Under the terms of the Indenture, the earliest date on which a redemption of the Notes could occur would be September 1, 1995, assuming the AWG Sale occurs on or about April 21, 1995 (its current scheduled closing date). However, as described below under "AWG Sale -- Application of AWG Sale Proceeds," the Company is offering registered holders the option of having their Notes redeemed, on a pro rata basis, on June 1, 1995. Registered Holders who vote "FOR" the Proposed Amendments, or who are deemed to have voted "FOR" the Proposed Amendments as discussed below under "The Solicitation -- Consent Procedures," will be deemed to have selected the June 1, 1995 redemption option, unless they mark the "September 1, 1995 Redemption" box on the Consent Letter included herewith.

   Upon the effectiveness of the Proposed Amendments, the Company will pay to each Registered Holder (as defined below) of Notes as of the Record Date (as defined below) whose duly executed Consent has been received and not revoked prior to the Expiration Date (as defined below) a consent fee (the "Consent Fee") in an amount equal to $5.00 for each $1,000 principal amount of Notes in respect of which such Consent has been delivered. See "The Solicitation -- Consent Fee".

   The Solicitation is being made upon the terms and subject to the conditions set forth in this Solicitation Statement and the accompanying Consent Letter. Adoption of the Proposed Amendments requires the consent of the Registered Holders (as defined below) of a majority in aggregate principal amount of the Notes outstanding and not owned by the Company or any of its affiliates (the "Requisite Consents"). Receipt of the Requisite Consents is a condition precedent to the AWG Transaction. For purposes of this Solicitation Statement, the term "Registered Holders" refers to any person in whose name Notes are registered in the registry maintained with respect to the Notes as of 5:00 p.m., New York City time, on March 30, 1995 (the "Record Date"). Only Registered Holders, or persons who hold valid proxies from such Registered Holders, will be eligible to consent to the Proposed Amendments.

   If the Company receives the Requisite Consents, then the Company, Holding and the Trustee will execute a supplemental indenture (the "Supplemental Indenture") effecting the Proposed Amendments and, upon satisfaction of certain conditions precedent, the Proposed Amendments will be binding upon each holder of the Notes, whether or not such holder delivered its Consent.

   This Solicitation Statement is being furnished on
or about April 4, 1995. Registered Holders will be entitled to notice of, and to vote with respect to, the Proposed Amendments. The Solicitation will expire at 5:00 p.m., New York City time, on April 13, 1995, unless the Company, in its sole discretion, extends the period during which the Solicitation is open, which extension may be for a specified period of time or on a daily basis (such date, as so
extended, the "Expiration Date").   Consents may be revoked
at any time up to, but will become irrevocable upon, the later of (i) the Expiration Date and (ii) the receipt by the Trustee from the Company of the officer's certificate required to be delivered under the Indenture certifying that the Requisite Consents have been received (the "Officer's Certificate"). Properly completed and duly executed Consents should be sent to Morrow & Co., Inc., as Information Agent, at the address set forth on the back cover page hereof and on the Consent Letter included herewith. Consents should not be sent to the Company, Holding or the Trustee. In no event should a holder tender or deliver Notes.


April 4, 1995
                        TABLE OF CONTENTS


INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                              6

AVAILABLE INFORMATION                                                        7

SUMMARY                                                                      8

BACKGROUND OF THE SOLICITATION                                               19

AWG TRANSACTION                                                              23

PROPOSED AMENDMENTS                                                          30

THE SOLICITATION                                                             40

AMENDED CREDIT FACILITY                                                      47

HISTORICAL AND PRO FORMA CAPITALIZATION                                      49

CERTAIN HISTORICAL, PRO FORMA AND PROJECTED
  FINANCIAL DATA                                                             50

CERTAIN FEDERAL INCOME TAX CONSEQUENCES                                      52


Annex A - Form of Supplemental Indenture                                     A-1

Annex B - Certain Historical, Pro Forma and
               Projected Financial Data                                      B-1

Annex C - Form of Amendment to Security Agreement                            C-1

Annex D - Form of Amendment to Intercreditor
          Agreement                                                          D-1

Annex E - Form of Amendment to Mortgage                                      E-1

                      INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

               Holding owns all of the outstanding capital stock of the Company. Holding has no other significant assets.

               The following documents filed by Holding with the Securities and Exchange Commission (the "Commission") (File
No. 33-48862) are hereby incorporated by reference:

       (a)     Annual Report on Form 10-K for the year ended
               January 1, 1994;

       (b) Form 10-K/A for the fiscal year ended January 1, 1994;

       (c) Quarterly Reports on Form 10-Q for the quarters ended March 26, June 18 and September 10, 1994;

       (d)     Form 10-Q/A for the quarter ended September 10,
               1994; and

       (e)     Current Report on Form 8-K dated November 29,
               1994.

               All documents filed by Holding with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange
Act"), subsequent to the date of this Solicitation Statement and prior to the termination thereof shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement con-tained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Solicitation Statement to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Solicitation
Statement.

               The Company will provide, without charge, to each person, including any beneficial holder, to whom this Solicitation Statement is delivered, upon the written or oral request of any such person, a copy of any or all of the documents relating to Holding that are incorporated herein by reference (other than certain exhibits to such documents).
Such requests should be directed to Morrow & Co., Inc., 909 Third Avenue, New York, New York 10022 (telephone number
(800) 662-5200).

                                    AVAILABLE INFORMATION

               Holding is subject to the information and reporting requirements of the Exchange Act, and in accordance therewith files periodic reports and other information with the Commission.

               Such reports and other information filed by Holding with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room
1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington,
D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street,
Chicago, Illinois 60661-2551. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.
                                  SUMMARY

               The following is a summary of certain information contained elsewhere in this Solicitation Statement and is qualified in its entirety by the more detailed information contained elsewhere in this Solicitation Statement or incorporated herein by reference. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them elsewhere in this Solicitation Statement.

The Company and Holding

               The Company and Holding were organized in 1987 by a group of investors led by Clayton, Dubilier & Rice, Inc.
("CD&R"), a private investment firm specializing in leveraged acquisitions with the participation of management, for the purpose of acquiring substantially all of the assets and assuming specified liabilities of the Oklahoma division of Safeway, Inc. (the "1987 Acquisition"). The acquired stores changed their name to Homeland in order to highlight the Company's regional identity. See "Background of the Solicitation."

               The Company is the leading supermarket chain in the Oklahoma, southern Kansas and Texas Panhandle region. The
Company estimates that in 1994 it accounted for approximately
27% of total supermarket sales in its market region.  The
Company believes that, following the AWG Sale, it will continue to have the leading market share in its market areas.

               The Company competes with the traditional supermarkets and discount stores in its region by providing leadership in product quality, service, selection, and convenience and through specialty departments that focus on perishable products, including meat, produce, bakery and seafood. Customer services include quick check out, pharmacy services, video rental, check cashing, automated teller banking services and full service banking in selected stores. The Company is the only major unionized chain of supermarkets in the State of Oklahoma, and as such has significantly higher labor costs than its principal competitors. As a result, the Company is the primary "high/low" merchandiser in its market. This entails aggressive, regular promotions on key items to encourage customer traffic, combined with non-promotional items at higher than average prices.

               The Company's business has been adversely affected in recent years by the entry of new competition into the Company's key markets, which has resulted in a decline in the Company's comparable store sales. The Company was unable to effectively respond to this increased competition because (i) the high labor costs associated with the Company's unionized workforce made it difficult for the Company to price its goods competitively with competitors (none of which has a unionized workforce), and (ii) the high fixed overhead costs associated with its Warehouse operation made the closure of marginal and unprofitable stores financially prohibitive.
See "Background of the Solicitation -- 1994 Business
Performance; Waivers."

               The Company has developed a plan to improve its financial position and to address the operating problems discussed above. In December 1994, the Company hired James
A. Demme to be the Company's new President and Chief
Executive Officer. Mr. Demme has over 35 years of experience in wholesale and retail food distribution, most recently as Executive Vice President of Retail Operations for Scrivner, Inc. Mr. Demme and his management team have developed and have begun to implement a more effective strategy for responding to competitive pressures in the marketplace. See "Background of the Solicitation -- Strategic Plan."

               The AWG Transaction is an important step in the Company's effort to complete an operational restructuring that should allow the Company to reduce its debt burden and fixed operating costs and improve its financial performance.

AWG Transaction

               AWG Sale. On February 6, 1995, the Company and AWG entered into an asset purchase agreement (the "AWG Purchase Agreement"), pursuant to which the Company has agreed to sell
29 of its stores (the "Purchased Stores") and its warehouse
(the "Warehouse") to AWG for a purchase price of $45.0 million, plus the value of the inventory at the Purchased
Stores and the Warehouse (estimated to be approximately $29.8 million) and certain prepaid expenses (estimated to be $0.1 million), subject to certain possible purchase price adjustments. The AWG Sale is subject to the satisfaction of certain conditions precedent, including, without limitation,
(i) the Company's receipt of the Requisite Consents and
(ii) the execution and delivery of the Supply Agreement between the Company and AWG described below. The AWG Sale is scheduled to close on April 21, 1995.

               AWG is a buying cooperative which sells groceries on a wholesale basis to its retail member stores. AWG has 716 member stores located in a nine-state region and is the nation's fifth-largest wholesale distributor, with approximately $2.6 billion in revenues in 1994.

              Application of AWG Sale Proceeds. The Company estimates that net proceeds from the AWG Sale will be approximately $37.2 million, approximately $24.8 million of which will be allocated to the Notes (the net proceeds from the AWG Sale allocated to the Notes are herein referred to as the "Note Net Proceeds") and approximately $12.4 million of which will be allocated to indebtedness under the Credit Agreement. The remaining proceeds from the AWG Sale will be
(i) used to pay certain costs, expenses and liabilities required to be paid in connection with the AWG Sale or
(ii) deposited into escrow pending reinvestment by the Company or application against a subsequent offer to redeem the Notes. See "AWG Transaction -- Application of AWG Sale Proceeds." Under the Indenture, the Company is required to apply the net proceeds allocable to the Notes to an offer (an "Asset Sale Offer") to redeem the Notes on a pro rata basis.

               The Company is required to make an Asset Sale Offer after the occurrence of an asset sale and giving notice to the Trustee. The redemption date in respect of an Asset Sale Offer must occur (i) on an "Interest Payment Date" as such term is defined in the Series A Senior Secured Floating Rate
Notes Due 1997 (e.g., June 1, September 1, December 1 or
March 1) and (ii) no earlier than 75 days after the mailing of an Asset Sale Offer. Accordingly, assuming the AWG Sale occurs on or about April 21, 1995, the earliest date on which a redemption of the Notes could occur would be September 1, 1995.

               In order to eliminate the difference between (i) the interest that would be payable on the portion of the Notes to be redeemed during the period from June 1, 1995 through and including September 1, 1995 and (ii) the Com-pany's investment return on the Note Net Proceeds during such period, the Company is offering holders of the Notes the option of having their Notes redeemed, on a pro rata basis, on June 1, 1995. Registered Holders who vote "FOR" the Proposed Amendments, or who are deemed to have voted "FOR" the Proposed Amendments as discussed below under "The Solicitation -- Consent Procedures," will be deemed to have selected the June 1, 1995 redemption option, unless they mark the "September 1, 1995 Redemption" box on the Consent Letter included herewith. The June 1, 1995 redemption option is subject to the AWG Sale occurring on or before May 1, 1995.
In the event that the AWG Sale occurs after May 1, 1995, the Company will redeem the Notes in accordance with the terms of the Indenture. See "AWG Transaction -- Application of AWG
Sale Proceeds."

               The Company has agreed that the Asset Sale Offer relating to the AWG Sale will be in an amount of not less than $25 million. In the event that the Note Net Proceeds are less than $25 million, the Company will fund the shortfall from borrowings under its new or amended credit facility (see "Amended Credit Facility" below). As discussed above, the Company estimates that Note Net Proceeds will be approximately $24.8 million, which will result in the Company having to borrow approximately $0.2 million under such new or amended credit facility.

               Supply Agreement. Concurrently with the closing of the AWG Sale, the Company and AWG will enter into the seven year Supply Agreement, pursuant to which the Company will become a retail member of the AWG cooperative and AWG will become the Company's primary supplier. As a retail member of the AWG cooperative, the Company will be required to purchase
15 shares of AWG Class A Stock (the "AWG Membership Stock") for a purchase price equal to the actual book value of such stock as of the closing date of the AWG Sale (the actual book value of such stock as of March 30, 1995 was approximately $17,500).

               Pursuant to the Supply Agreement, AWG will supply products to the Company at the lowest prices and on the best terms available to AWG's retail members from time to time.
In addition, the Company will (i) be eligible to participate in certain cost-savings programs available to AWG's other retail members and (ii) be entitled to receive (a) certain member rebates and refunds based on the dollar amount of the Company's purchases from AWG's warehouse and (b) quarterly cash payments from AWG, up to a maximum of approximately $1.3 million per fiscal quarter, based on the dollar amount of the Company's purchases from AWG's warehouse during such fiscal quarter (the "Quarterly Payments").

               The Company will purchase goods from AWG on an open account basis. AWG requires that each member's account be secured by a letter of credit or certain other collateral, in an amount based on such member's estimated average weekly purchases through the AWG warehouse. The Company's open account with AWG will be secured by a $10 million letter of credit issued in favor of AWG by one of the banks under the Company's new or amended credit facility, which letter of credit amount may be increased or decreased from time to time as described below under "AWG Transaction -- Supply
Agreement". In addition, the Company's obligations to AWG will also be secured by a first lien on all "AWG Equity" owned from time to time by the Company, which includes, among other things, the AWG Membership Stock, the Company's right to receive the Quarterly Payments and certain rebates, refunds and other credits owed to the Company by AWG.

              Under the Supply Agreement, AWG will have certain "Volume Protection Rights," including (i) the right of first offer (the "First Offer Rights") with respect to (a) proposed sales of stores to be owned or operated by the Company after the closing of the Asset Sale (the "Retained Stores") and, under certain circumstances, certain other stores which the Company has closed, or expects to close, during 1995 and (b) proposed transfers of more than 50% of the outstanding stock of the Company or Holding to an entity primarily engaged in the retail or wholesale grocery business, (ii) the Company's agreement not to compete with AWG as a wholesaler of grocery products during the term of the Supply Agreement and (iii) the Company's agreement to dedicate the Retained Stores to the exclusive use of a retail grocery facility owned by a retail member of AWG (the "Use Restrictions"). The Company's agreement not to compete and the Use Restrictions are terminable with respect to a particular Retained Store upon the occurrence of certain events, including the Company's compliance with AWG's First Offer Rights with respect to proposed sales of such store. In addition, the Supply Agree-ment provides AWG with certain purchase rights in the event the Company closes 90% or more of the Retained Stores. See "AWG Transaction -- Supply Agreement."

               The Company's purchase of the AWG Membership Stock and receipt of other AWG Equity from time to time, AWG's first lien on the AWG Equity owned by the Company, the collateralized open account indebtedness of the Company to AWG, the First Offer Rights and the Use Restrictions are or may be prohibited by the terms of the Indenture and the Security Agreement. Consequently, certain provisions of the Indenture and the Security Agreement must be modified in order for the Company to enter into the Supply Agreement and to consummate the AWG Sale (the effectiveness of which is conditioned on the execution and delivery of the Supply Agreement). See "AWG Transaction -- Current Restrictions."

               Purposes of AWG Transaction. The purposes of the AWG Transaction are: (i) to reduce the Company's borrowed money indebtedness in respect of the Notes and under the Credit Agreement by $37.2 million in the aggregate; (ii) to have AWG assume, or provide certain undertakings with respect to, certain contracts and leases and certain pension liabilities of the Company; (iii) to sell the Warehouse, which will eliminate the high fixed overhead costs associated with the operation of the Warehouse and thereby permit the Company to close marginal and unprofitable stores; and (iv) to obtain the benefits of becoming a member of the AWG cooperative, including increased purchases of private label products, special product purchases, dedicated support pro-grams and access to AWG's store systems.

Proposed Amendments

               The Proposed Amendments would (i) increase the interest rate on each series of Notes by one-half of one percent (0.50%) per annum and (ii) amend, add and delete certain financial covenants and related definitions under the Indenture (including modifying the "Consolidated Fixed Charge Coverage Ratio" covenant, adding a new "Debt-to-EBITDA Ratio" covenant and a new "Capital Expenditures" covenant and deleting the "Adjusted Consolidated Net Worth" covenant), to reflect the Company's size, operations and financial position following the AWG Transaction.

               The Proposed Amendments would also amend certain provisions of the Indenture and the Security Agreement in order to permit the Company to satisfy its obligations under the Supply Agreement, including: (i) an amendment to the investment covenant to permit the Company to purchase 15 shares of AWG Membership Stock and receive or earn other AWG Equity from time to time; (ii) an amendment to the lien covenant to permit the Company to (a) grant AWG a first lien on all AWG Equity owned by the Company and (b) create, incur and suffer to exist liens consisting of the Use Restrictions and the First Offer Rights; (iii) an amendment to the debt covenant to permit indebtedness in respect of obligations owed to AWG by the Company under the Supply Agreement and certain AWG membership documents; and (iv) an amendment to the Security Agreement to permit AWG's first lien on the AWG Equity owned by the Company.

               The Proposed Amendments would also amend certain provisions of the Indenture to (i) prohibit new loans and guarantees in respect of certain stock purchases by officers and employees of the Company (other than extensions, replacements, refundings or refinancings of existing loans),
(ii) permit the repurchase of Holding common stock owned by officers and employees of the Company at a cash purchase price of $0.50 per share, the proceeds of which will be equal to, and applied against, the outstanding principal amount of loans incurred by such officers or employees in connection with their purchase of such stock, provided that the aggregate amount of such repurchases does not exceed $600,000 (net of amounts to be repaid in respect of loans from the Company or Holding), (iii) reduce the maximum amount of the CD&R management fee, (iv) limit the amount of indebtedness that may be incurred under the Company's bank credit facility to $25 million, (v) reduce the Company's general indebtedness and lien baskets from $20 million to $1 million, (vi) eliminate the Company's general investments basket, (vii) permit the Company to make certain investments in capital stock of retail purchasing cooperatives, (viii) provide that a certain amount of net proceeds from future asset sales must be applied to an offer to redeem the Notes, (ix) make certain technical amendments to the affiliate transactions covenant, the merger covenant and the Intercreditor Agreement and
(x) amend the Mortgage to provide that defaults under, or modifications or terminations of, a certain lease relating to a store to be closed, will not constitute a default or event or default under the Mortgage. See "Proposed Amendments."

The Solicitation

               The following is a summary of certain terms of the
Solicitation:

Record Date . . . . . . . .
   5:00 p.m., New York City time, on March
                                  30, 1995.
Expiration Date . . . . . .
   The Expiration Date is 5:00 p.m., New
                                  York City time, on Thursday, April 13,
                                  1995, unless the Company, in its sole
                                  discretion, extends the period during
                                  which the Solicitation is open, in
                                  which case the term "Expiration Date"
                                  means the latest date and time to
                                  which the Solicitation is so extended.
                                  The Company reserves the right to
                                  extend the Solicitation at any time
                                  and from time to time (for a specified
                                  period of time or on a daily basis) by
                                  giving oral or written notice to the
                                  Trustee no later than 9:00 a.m., New
                                  York City time, on the business day
                                  following any previously announced
                                  Expiration Date.  See "The
                                  Solicitation -- Expiration Date."
Registered
Holders . . . . . . . . . .
   The term "Registered Holder," when used
                                  in this Solicitation Statement, means
                                  any person in whose name a Note was
                                  registered in the registry maintained
                                  with respect to the Notes as of the
                                  Record Date.
Requisite
Consents. . . . . . . . . .
   Adoption of the Proposed Amendments
                                  requires the receipt of the Requisite
                                  Consents, consisting of valid Consents
                                  (not properly revoked) from the
                                  Registered Holders of a majority in
                                  aggregate principal amount of the
                                  Notes outstanding and not owned by the
                                  Company or any of its affiliates.  See
                                  "The Solicitation -- Requisite
                                  Consents."
Consent
Procedures. . . . . . . . .
   Only those persons who are Registered
                                  Holders as of the Record Date may
                                  execute and deliver a Consent.  A
                                  beneficial owner of Notes who is not a
                                  Registered Holder of such Notes (e.g.,
                                  a beneficial holder whose Notes are
                                  registered in the name of a nominee,
                                  such as a brokerage firm) as of the
                                  Record Date must (i) arrange for the
                                  Registered Holder to execute a Consent
                                  Letter and deliver it either to the
                                  Information Agent on such beneficial
                                  owner's behalf or to such beneficial
                                  owner for forwarding to the
                                  Information Agent by such beneficial
                                  owner or (ii) obtain a duly executed
                                  proxy from the Registered Holder
                                  authorizing the beneficial owner to
                                  execute and deliver a Consent Letter
                                  with respect to the Notes on behalf of
                                  such Registered Holder.  A form of
                                  proxy that may be used for such
                                  purposes is included in the form of
                                  Consent Letter.  See "The Solicitation
                                  -- Consent Procedures."
Consent Fee . .
               Registered holders whose duly executed
                                  Consents have been received and not
                                  revoked prior to the Expiration Date
                                  will be eligible to receive $5.00 in
                                  cash for each $1,000 in principal
                                  amount of Notes.  Holders of Notes who
                                  do not timely consent to the Proposed
                                  Amendments will not be eligible to
                                  receive Consent Payments even though
                                  the Proposed Amendments, upon
                                  satisfaction of certain conditions
                                  precedent, will be binding on them.
                                  Payment of the Consent Fee will be
                                  made as promptly as practicable after
                                  the effectiveness of the Proposed
                                  Amendments.  The Company's obligation
                                  to pay the Consent Fee to consenting
                                  holders is contingent upon the effec-
                                  tiveness of the Proposed Amendments.
Revocation of
   Consents . . . . . . . .
   Prior to the later of (i) the Expiration
                                  Date and (ii) the receipt by the
                                  Trustee from the Company of the
                                  Officer's Certificate, any Registered
                                  Holder may revoke any Consent given as
                                  to its Notes or any portion of such
                                  Notes (in integral multiples of
                                  $1,000).  A Registered Holder desiring
                                  to revoke a Consent must, prior to
                                  such date, deliver to the Information
                                  Agent at the address set forth on the
                                  back cover page of this Solicitation
                                  Statement and on the Consent Letter
                                  included herewith, a written revoca-
                                  tion of such Consent (which may be in
                                  the form of a subsequent Consent
                                  marked "AGAINST" the Proposed Amend-
                                  ments) containing the name of such
                                  Registered Holder, the serial number
                                  of the Notes to which such revocation
                                  relates, the principal amount of Notes
                                  to which such revocation relates and
                                  the signature of such Registered
                                  Holder.  See "The Solicitation --
                                  Revocation of Consents."
Conditions of the
   Solicitation . . . . . .
   The Supplemental Indenture will be
                                  executed by the Company, Holding and
                                  the Trustee promptly after receipt by
                                  the Company of the Requisite Consents
                                  and following the occurrence of the
                                  Expiration Date.  The effectiveness of
                                  the Supplemental Indenture (and the
                                  Proposed Amendments set forth therein)
                                  is subject to the satisfaction, on or
                                  prior to June 1, 1995, of the
                                  following conditions precedent:  (i)
                                  the receipt by the Company of the
                                  Requisite Consents; (ii) the closing
                                  of a new or amended credit facility,
                                  providing for a revolving credit
                                  commitment of not less than $25
                                  million and borrowing base
                                  requirements which are comparable to
                                  those set forth in the Credit Agree-
                                  ment (the "Amended Credit Facility");
                                  (iii) the closing of the AWG Sale;
                                  (iv) delivery of a notice of
                                  redemption by the Company to the
                                  Trustee, giving notice that, following
                                  the AWG Sale, at least $25 million
                                  will be applied against a pro rata
                                  redemption of the Notes; (v) there
                                  having been no amendments to the AWG
                                  Purchase Agreement which materially
                                  adversely affect the rights of the
                                  holders of the Notes; (vi) the payment
                                  of the reasonable fees and expenses of
                                  counsel to the Unofficial Noteholders'
                                  Committee; and (vii) the absence of
                                  any law or regulation which would, and
                                  the absence of any injunction or
                                  action or other proceeding (pending or
                                  threatened) which (in the case of any
                                  action or proceeding, if adversely
                                  determined) would, make unlawful or
                                  invalid or enjoin the implementation
                                  of the Proposed Amendments, the
                                  entering into of the Supplemental
                                  Indenture or the payment of the
                                  Consent Fee or question the legality
                                  or validity thereof.  See "The
                                  Solicitation -- Conditions of the
                                  Solicitation."
Certain Federal
   Income Tax
   Consequences . . . . . .
   For a discussion of certain federal
                                  income tax considerations relating to
                                  the Solicitation, see "Certain Federal
                                  Income Tax Consequences".

Information Agent . . . . .
   Morrow & Co., Inc. is serving as
                                  Information Agent in connection with
                                  the Solicitation.  The Information
                                  Agent will be responsible for
                                  collecting Consents, answering
                                  questions relating to consent
                                  procedures and providing additional
                                  information upon request (including
                                  additional copies of this Solicitation
                                  Statement, the Consent Letter and the
                                  other materials included herewith).

Assistance; Additional
  Materials . . . . . . . .
   Questions relating to consent procedures
                                  as well as requests for assistance or
                                  additional information (including
                                  additional copies of this Solicitation
                                  Statement and the Consent Letter)
                                  should be directed to the Information
                                  Agent at the address listed on the
                                  back cover of this Solicitation
                                  Statement and on the Consent Letter
                                  included herewith.

                               Questions regarding the terms and
                                  conditions of the Solicitation should
                                  be directed to Mark S. Sellers at the
                                  Company, (405) 557-5861, or Douglas W.
                                  Lehrman at Lazard Freres & Co., the
                                  Company's financial advisor (the
                                  "Financial Advisor"), at (212) 632-
                                  6205.

BACKGROUND OF THE SOLICITATION


The 1987 Acquisition

               The Company and Holding were organized in 1987 by a group of investors led by CD&R, a private investment firm specializing in leveraged acquisitions with the participation of management, for the purpose of acquiring substantially all of the assets and assuming specified liabilities of the Oklahoma division of Safeway, Inc. The acquired stores changed their name to Homeland in order to highlight the Com-pany's regional identity. Prior to the 1987 Acquisition, the Company and Holding did not have any significant assets or liabilities or engage in any activities other than those incident to the Acquisition. Holding owns all of the outstanding capital stock of Homeland and has no other significant assets.

1992 Refinancing

               In March 1992, the Company refinanced its existing indebtedness from the proceeds of certain securities issued under the Indenture and borrowings under the Credit
Agreement. The securities issued under the Indenture included (i) $45 million in aggregate principal amount of Series A Senior Secured Floating Rate Notes Due 1997, bearing interest at a floating rate of 3% over LIBOR (the "Series A Notes") and (ii) $75 million in aggregate principal amount of Series B Senior Secured Fixed Rate Notes Due 1999, bearing interest at a fixed rate of 11-3/4% per annum (the "Series B Notes" and together with the Series A Notes, the "Old
Notes"). In October and November 1992, the Company offered to exchange (i) its newly-issued Series D Senior Secured
Floating Rate Notes Due 1997, bearing interest at a floating rate of 3% over LIBOR (the "Series D Notes"), for an equal principal amount of its outstanding Series A Notes and (ii) its newly-issued Series C Senior Secured Fixed Rate Notes Due 1999, bearing interest at a fixed rate of 11-3/4% per annum
(the "Series C Notes" and, together with the Series D Notes, the "Registered Notes"), for an equal principal amount of its outstanding Series B Notes. As a result of the exchange offer, $33 million of the Series A Notes were retired
(leaving $12 million of Series A Notes outstanding) and $75 million of the Series B Notes were retired (leaving no Series
B Notes outstanding). The terms of the Registered Notes are substantially identical to the terms of the Old Notes for which they were exchanged, except that the Registered Notes were registered pursuant to the Securities Act of 1933, as amended. The Company conducted the exchange offer in order to satisfy its obligations under a certain registration rights agreement with the holders of the Series A Notes and Series B Notes.

               As of March 30, 1995, $12 million of Series A Notes, $75 million of Series C Notes and $33 million of Series D Notes were outstanding. In addition, as of March 30, 1995, there was approximately $19.5 million of indebtedness outstanding under the Credit Agreement, excluding approximately $6.5 million of letters of credit outstanding.

Business

               The Company is the leading supermarket chain in the Oklahoma, southern Kansas and Texas Panhandle region. The
Company estimates that in 1994 it accounted for approximately
27% of total supermarket sales in its market region.  The
Company believes that, following the AWG Sale, it will continue to have the leading market share in its market areas.

               The Company competes with the traditional supermarkets and discount stores in its region by providing leadership in product quality, service, selection, and convenience and through specialty departments that focus on perishable products, including meat, produce, bakery and seafood. Customer services include quick check out, pharmacy services, video rental, check cashing, automated teller banking services and full service banking in selected stores. The Company is the only major unionized chain of supermarkets in the State of Oklahoma, and as such has significantly higher labor costs than its principal competitors. As a result, the Company is the primary "high/low" merchandiser in its market.

               The Company operates retail supermarkets in Oklahoma, Southern Kansas and the Texas Panhandle region.
The Company's current network of stores features three basic store formats: conventional stores, superstores and combo stores. The Company's conventional stores range from 12,000 to 35,000 total square feet and carry the traditional mix of grocery, meat, produce and variety products. These stores contain more than 20,000 stock keeping units, including food and general merchandise. The Company's superstores range in size from 35,000 to 50,000 total square feet and offer, in addition to the traditional departments, two or more specialty departments. The Company's combo store format includes stores larger than 50,000 total square feet and was designed to enable the Company to expand shelf space devoted to general merchandise. The Company's new stores and certain remodeled locations have incorporated the new, larger superstore and combo features. Of the 67 stores to be retained and operated by the Company following the AWG Sale (excluding 16 stores which the Company has closed in 1994 and 1995 or expects to close in 1995), 11 are conventional stores, 43 are superstores and 13 are combo stores.


1994 Business Performance; Waivers

               The Company's business has been adversely affected in recent years by the entry of new competition into the Company's key markets, which has resulted in a decline in the Company's comparable store sales. For example, in 1994, there were 14 competitive openings (the "1994 Competitive Openings") in the Company's market areas (including 11 new Wal-Mart supercenters, 2 new Albertsons and 1 new Mega
Market). The 1994 Competitive Openings directly affected 28 of the Company's stores, where average weekly sales decreased by 10.9% as compared to 1993, including 19 of the 67 Retained Stores, where average weekly sales decreased by 10.7% as compared to 1993. By contrast, average weekly sales of the remaining 48 Retained Stores increased in 1994 by 2.7% as compared to 1993. The Company was unable to effectively respond to the 1994 Competitive Openings because (i) the high labor costs associated with the Company's unionized workforce made it difficult for the Company to price its goods competitively with competitors (none of which has a unionized workforce), and (ii) the high fixed overhead costs associated with its Warehouse operation made the closure of marginal and unprofitable stores financially prohibitive. See "Certain Historical, Pro Forma and Projected Financial Data" attached hereto as Annex B.

               In December 1994, the Company requested waivers from the agent and the lenders under the Credit Agreement and from the holders of the Notes with respect to certain finan-cial covenants under the Credit Agreement and the Indenture, including the "Adjusted Consolidated Net Worth" and the "Consolidated Fixed Charge Coverage Ratio" covenants under the Indenture and the "EBITDA," "Leverage Ratio," "Interest Coverage Ratio" and "Net Worth" covenants under the Credit Agreement. The Company was unable, or believed it might be unable, to comply with these covenants because of the decline in its financial performance described above. The agent and the lenders under the Credit Agreement and the Trustee, acting at the direction of a majority in principal amount of Notes outstanding under the Indenture, waived compliance by the Company with these financial covenants through June 30, 1995. These waivers are subject to earlier termination upon the occurrence of certain events.

Strategic Plan

               The Company has developed a plan to improve its financial position and to address the operating problems discussed above. First, in December 1994, the Company hired James A. Demme to be the Company's new President and Chief Executive Officer. Mr. Demme has over 35 years of experience in wholesale and retail food distribution, most recently as Executive Vice President of Retail Operations for Scrivner, Inc. Mr. Demme and his management team have developed and have begun to implement a more effective strategy for responding to competitive pressures in the marketplace, including (i) exploiting the advantages the Company has over its competitors, such as convenience of store locations and variety of offerings, (ii) increasing the offering of competitively-priced, private label products, (iii) improving advertising and merchandising and coordinating marketing efforts, (iv) increasing sales of perishables and
(v) reducing overhead and other costs in conjunction with the AWG Transaction.

               Second, in November 1994, the Company and AWG entered into a letter of intent regarding the AWG Transaction, which was followed by the signing of the AWG Purchase Agreement in February 1995. The AWG Sale is scheduled to close on April 21, 1995, subject to the satisfaction of certain closing conditions. The AWG Sale will generate approximately $37.2 million of net proceeds, which will be used to reduce the Company's existing indebtedness in respect of the Notes and under the Credit Agreement. In addition, pursuant to the terms of the AWG Sale, AWG will assume, or provide certain undertakings with respect to, certain contract and lease obligations and pension liabilities of the Company. The AWG Transaction is an important step in the Company's effort to complete an operational restructuring that should allow the Company to reduce its debt burden and fixed operating costs and improve its financial performance. See "AWG Transaction -- AWG Sale," -- Application of Proceeds" and " -- Purposes of AWG Transaction."

               Third, the Company's new management team has developed a plan to close certain marginal and unprofitable stores. Such a plan is now financially feasible because of the upcoming sale of the Warehouse and the elimination of the high fixed costs associated with the Warehouse operation.
The Company closed one store in 1994 and seven stores in early 1995 and expects to close up to an additional eight stores by the end of 1995.

               Fourth, in connection with the AWG Sale, the Company will become a member of the AWG cooperative. The Company believes that its membership in the AWG cooperative will benefit the Company in a number of ways, including: (i) the Company will be able to increase its purchases of private label lines, which will allow it to improve mix and gross profits; (ii) as AWG's largest customer, the Company may receive special product purchases and may participate in dedicated support programs; and (iii) the Company will have access to AWG's store systems, which will allow the Company to manage its business strategically on a store-by-store and regional basis. In addition, the Company will also receive the benefit of membership rebate and patronage programs available to all AWG members as well as the Quarterly Payments. See "AWG Transaction -- Supply Agreement."


First Quarter 1995 Sales Performance

               The Company estimates that (i) average weekly sales for the fiscal quarter ended March 25, 1995 for all stores were approximately $135,362 per store, a decrease of approximately $2,698 per store, or 1.9%, compared to the fiscal quarter ended March 26, 1994, (ii) average weekly sales for the fiscal quarter ended March 25, 1995 for the 19 Retained Stores affected by the 1994 Competitive Openings were approximately $168,309 per store, a decrease of approximately $22,055 per store, or 11.6%, compared to the fiscal quarter ended March 26, 1994 and (iii) average weekly sales for the remaining 48 Retained Stores for the fiscal quarter ended March 25, 1995 were approximately $147,409 per store, an increase of approximately $6,074 per store, or 4.3%, compared to the fiscal quarter ended March 26, 1994.
The Company's estimated sales performance for the first quarter of 1995 exceeds the Company's projected performance for such period under its 1995 business plan.


                                       AWG TRANSACTION


AWG Sale

               On February 6, 1995, the Company and AWG entered into the AWG Purchase Agreement, pursuant to which Homeland has agreed to sell the Purchased Stores and the Warehouse to AWG for a purchase price of $45 million, plus the value of the inventory at the Purchased Stores and the Warehouse (estimated to be approximately $29.8 million) and certain prepaid expenses (estimated to be $0.1 million), subject to certain possible purchase price adjustments. The AWG
Purchase Agreement also requires AWG to assume, or provide certain undertakings with respect to, certain contract and lease obligations and pension liabilities of the Company.
The AWG Sale is subject to the satisfaction of certain conditions precedent, including, without limitation (i) the Company's receipt of the Requisite Consents, (ii) the closing of the Amended Credit Facility and (iii) the execution and delivery of the Supply Agreement. The AWG Sale is scheduled to close on April 21, 1995.

               AWG is a buying cooperative which sells groceries on a wholesale basis to its retail member stores. AWG has 716 member stores located in a nine-state region and is the nation's fifth-largest wholesale distributor, with approximately $2.6 billion in revenues in 1994.

Application of AWG Sale Proceeds

               The Company estimates that gross proceeds from the AWG Sale will be approximately $75 million. See " -- AWG
Sale". The Indenture provides that, in the case of asset sales involving assets consisting of collateral under the Indenture ("Note Collateral") and assets which are not Note Collateral (for example, assets which secure indebtedness under the Credit Agreement), asset sale proceeds may be allocated by the Company to assets which are not Note
Collateral based on the good faith determination of the Company's board of directors. The Company's board of directors has determined that $45 million of the estimated gross proceeds from the AWG Sale will be allocated to assets consisting of Note Collateral and approximately $30 million of such proceeds will be allocated to assets consisting of collateral under the Credit Agreement ("Bank Collateral").

               In accordance with the terms of the Indenture, (i) $0.5 million of the estimated gross proceeds allocable to the Note Collateral will be used to pay certain accrued expenses,
(ii) $14.7 million of such proceeds will be used to pay certain contingent liabilities (including liabilities under service and equipment contracts, union personnel costs, equipment leases and certain transaction costs) and (iii) $5 million of such proceeds will be deposited into escrow by the Company, resulting in Note Net Proceeds of approximately
$24.8 million. Under the Indenture, the $5 million to be deposited into escrow must either (i) be reinvested, or committed to be reinvested, by the Company in certain collateral or (ii) be applied against an offer to redeem the Notes, in either case within 180 days following the AWG Sale.
The net proceeds allocable to Bank Collateral will be ap-proximately $12.4 million and will be used to repay an equal amount of indebtedness under the Credit Agreement.

               Under the Indenture, the Company is required to apply the Note Net Proceeds to an offer (an "Asset Sale Offer") to redeem the Notes on a pro rata basis. The Company is required to make an Asset Sale Offer after the occurrence of an asset sale and after giving notice to the Trustee. The redemption date in respect of an Asset Sale Offer must occur
(i) on an "Interest Payment Date" as defined in the Series A Senior Secured Floating Rate Notes Due 1997 (e.g., June 1, September 1, December 1 or March 1) and (ii) no earlier than 75 days after the mailing of an Asset Sale Offer.
Accordingly, assuming the AWG Sale occurs on or about April 21, 1995, the earliest date on which a redemption of the Notes could occur would be September 1, 1995.

               In order to eliminate the difference between (i) the interest that would be payable on the portion of the Notes to be redeemed during the period from June 1, 1995 through and including September 1, 1995 and (ii) the invest-ment return on the Note Net Proceeds during such period, the Company is offering holders of the Notes the option of having their Notes redeemed, on a pro rata basis, on June 1, 1995. Registered Holders who vote "FOR" the Proposed Amendments, or who are deemed to have voted "FOR" the Proposed Amendments as discussed below under "The Solicitation -- Consent
Procedures," will be deemed to have selected the June 1, 1995 redemption option, unless they mark the "September 1, 1995 Redemption" box on the Consent Letter included herewith. The June 1, 1995 redemption option is subject to the AWG Sale occurring on or before May 1, 1995. In the event that the AWG Sale occurs after May 1, 1995, the Company will redeem the Notes in accordance with the terms of the Indenture.

               By offering holders the option of having their Notes redeemed on June 1, 1995, the Company is not hereby making an Asset Sale Offer or delivering a notice of redemption with respect to the Notes. Such an offer or notice will only be made following the consummation of the AWG Sale.

               The Company has agreed that the Asset Sale Offer relating to the AWG Sale will be in an amount of not less than $25 million. In the event that the Note Net Proceeds are less than $25 million, the Company will fund the shortfall from borrowings under the Amended Credit Facility.
As discussed above, the Company estimates that Note Net Proceeds will be approximately $24.8 million, which will result in the Company having to borrow approximately $0.2 million under the Amended Credit Facility.

               The following table sets forth the estimated sources of the AWG Sale proceeds and the estimated application of such proceeds:

                                   (Dollars in thousands)

                                         Proceeds   Proceeds
                                        Allocable  Allocable
                                          to Note    to Bank
                                       Collateral Collateral        Total
Sources of Proceeds
Sale of Warehouse/Related Inventory       $15,000    $21,340      $36,340
Sale of Purchased Assets                   30,000      8,419       38,419
Prepaid Expenses                                0        155          155
                                          -------    -------      -------
       Total                              $45,000    $29,914      $74,914
                                          =======    =======      =======

Uses of Proceeds
Repayment of Trade Payables               $     0    $14,905      $14,905
Repayment of Accrued Expenses                 452         31          483
Contingent Liabilities
 Assurance Plan                             4,245          0        4,245
 Service and Equipment Contracts              387          0          387
 Union Personnel Cost                       1,379          0        1,379
 Equipment Leases                           3,764          0        3,764
 Transaction Costs (1)                      4,941      2,576        7,517
Escrow Deposit (2)                          5,000          0        5,000
                                          -------    -------      -------
       Total                              $20,168    $17,512      $37,680
                                          =======    =======      =======

Net Proceeds Available to Redeem
Notes/Repay Bank Debt                     $24,832    $12,402      $37,234




____________________
(1)    This amount includes a prepayment premium of approximately $0.3 million relating to the redemption of the Series C Notes, the payment of an aggregate of $0.6 million in estimated
       Consent Fees (assuming each holder of the Notes consents to the Proposed Amendments) and certain other one-time transaction costs.
(2)    This amount will be deducted from the gross proceeds allocated to the Note Collateral.  The
       Company expects to reinvest this amount, or commit to reinvest this amount, in capital expenditures within 180 days following the closing date of the AWG sale.  Any portion of this amount not so reinvested will be applied against a pro rata redemption of the Notes.

Supply Agreement

               Immediately prior to the closing of the AWG Sale, the Company and AWG will enter into the Supply Agreement pursuant to which the Company will become a retail member of the AWG cooperative and AWG will become the Company's primary supplier. The Supply Agreement will have a term of seven years and will commence immediately following the closing of the AWG Sale. As a retail member of the AWG cooperative, the Company will be required to purchase 15 shares of AWG
Membership Stock for a purchase price equal to the actual book value of such stock as of the closing date of the AWG
Sale (the actual book value of such stock as of March 30, 1995 was approximately $17,500).

               AWG will supply products to the Company at the lowest prices and on best terms as are available to AWG's other retail members from time to time. In addition, the Company will (i) be eligible to participate in certain cost-savings programs available to AWG retail members, such as AWG's concentrated purchase allowance program and (ii) be entitled to receive (a) certain member rebates and refunds based on the dollar amount of the Company's purchases from AWG's warehouse and (b) the Quarterly Payments.

               The Company will purchase goods from AWG on an open account basis. AWG requires that each member's account be secured by a letter of credit or certain other collateral, in an amount based on such member's estimated weekly purchases through the AWG warehouse. The Company's open account with AWG will be secured by a $10 million letter of credit issued in favor of AWG by one of the banks party to the Credit
Agreement (the "Letter of Credit"). In addition, the Com-pany's obligations to AWG will also be secured by a first lien on all "AWG Equity" owned from time to time by the Company, which includes, among other things, the AWG
Membership Stock, the Company's right to receive Quarterly Payments and certain other rebates, refunds and other credits owed to the Company by AWG (including members deposit certificates, patronage refund certificates, members savings, direct patronage or year-end patronage and concentrated purchase allowances). The Company will be permitted to grant junior liens on any AWG Equity it owns (including to the Trustee, acting on behalf of holders of the Notes), so long as any such junior lienholder acknowledges AWG's rights as senior lienholder. The Proposed AWG Amendments contemplate that the Trustee will have a second lien on such collateral.

              The amount of the Letter of Credit may be decreased on a biannual basis upon the request of the Company (i) based on the Company's then-current average weekly volume of
purchases and (ii) by an amount equal to the face amount of
the Company's issued and outstanding AWG patronage refund
certificates.   In the event that the Company's open account
with AWG exceeds the amount of the Letter of Credit plus any other AWG Equity held as collateral for the Company's open account, AWG is not required to accept orders from, or deliver goods to, the Company until the amount of the Letter of Credit has been increased to make up for any such deficiency.

               Under the Supply Agreement, AWG will have certain "Volume Protection Rights," including (i) First Offer Rights with respect to (a) proposed sales of Retained Stores and (b) proposed transfers of greater than 50% of the outstanding stock of the Company or Holding to an entity primarily engaged in the retail or wholesale grocery business, (ii) the Company's agreement not to compete with AWG as a wholesaler of grocery products during the term of the Supply Agreement and (iii) the Use Restrictions, consisting of the Company's agreement to dedicate the Retained Stores to the exclusive use of a retail grocery facility which is owned by a retail member of AWG.

               AWG will not have "Volume Protection Rights" with respect to ten stores designated to be closed by the Company in 1995 (the "Excluded Stores"). The Company is prohibited, however, from selling an Excluded Store to a third party for retail grocery store use unless the Company designates such store to be a "Retained Store" and complies with AWG's First Offer Rights. By a separate side letter entered into by the Company and AWG in February 1995, the Company granted AWG certain purchase rights with respect to an additional five stores that were closed by the Company in early 1995.

               The First Offer Rights and Use Restrictions will be memorialized in documents which will be recorded in the real property records where the Retained Stores are located. Such recorded documents will be automatically released upon the recordation of a sworn affidavit by the President of the Company stating that certain events have occurred, including, without limitation, (i) the Company has complied with AWG's
First Offer Rights with respect to the Retained Store covered by the document to be released or (ii) a prior lienholder (including the Trustee acting on behalf of the holders of the Notes) has taken title to a particular property by means of a foreclosure or a deed in lieu of foreclosure.

              The Supply Agreement provides that, in the event that the Company closes 90% or more of the Retained Stores, AWG will have the right to purchase all (but not less than all) of such stores for a purchase price equal to the sum of the outstanding tax and lease obligations with respect to such stores plus the fair market value of such stores. "Fair market value" will include the fair market value of all equipment, inventory and interests in real property associated with such stores and will be determined by a nationally recognized appraisal firm, selected by the Company and reasonably acceptable to AWG.

Purposes of AWG Transaction

               The purposes of the AWG Transaction are: (i) to reduce the Company's borrowed money indebtedness in respect of the Notes and under the Credit Agreement by approximately $37.2 million in the aggregate; (ii) to have AWG assume, or provide certain undertakings with respect to, certain contracts and leases and certain pension liabilities of the Company; (iii) to sell the Warehouse, which will eliminate the high fixed overhead costs associated with the Warehouse operation and thereby permit the Company to close marginal and unprofitable stores; and (iv) to obtain the benefits of becoming a member of the AWG cooperative, including increased purchases of private label products, special product pur-chases, dedicated support programs and access to AWG's store systems.

Current Restrictions

               The Indenture and the Security Agreement would prohibit the implementation of certain provisions of the Supply Agreement, including the Company's purchase of the AWG Membership Stock and receipt of other AWG Equity from time to time, AWG's lien on the AWG Equity owned by the Company, the collateralized open account indebtedness of the Company to AWG, the First Offer Rights and the Use Restrictions. Unless the Indenture and the Security Agreement are amended to permit these provisions, the Company will be unable to enter into the Supply Agreement or consummate the AWG Sale (the effectiveness of which is conditioned on the execution and delivery of the Supply Agreement).

                                    PROPOSED AMENDMENTS

               The following description of the Proposed
Amendments does not purport to be complete and is subject to, and qualified in its entirety by, reference to the provisions of the Supplemental Indenture, the form of which is attached hereto as Annex A.

Increase in Interest Rate

               Increase in Interest Rate. The Company proposes to amend the Indenture to increase the interest rate on each series of Notes by one-half of one percent (0.50%) per annum.
As a result, the Series C Notes will bear interest at a rate of 12-1/4% per annum, as opposed to 11-3/4% per annum, and the Series A Notes and Series D Notes will bear interest at 3-1/2% over the Applicable LIBOR Rate (or 9-3/4% based on the current Applicable LIBOR Rate), as opposed to 3% over the Applicable LIBOR Rate (or 9-1/4% based on the current
Applicable LIBOR Rate).

Proposed Financial Covenant Amendments

               Amendment of "Consolidated Fixed Charge Coverage
Ratio" Covenant. The Company proposes to amend Section 4.21 of the Indenture to read in its entirety as follows:

               "The Company shall not permit its Consolidated
       Fixed Charge Coverage Ratio for the four fiscal quarter period ending on each date set forth below to be less than the amount set forth opposite such date:

               Date                     Ratio

               9/9/95                   1.00:1
               12/30/95                 1.00:1
               3/23/96                  1.10:1
               6/15/96                  1.10:1
               9/7/96                   1.10:1
               12/28/96                 1.10:1
               3/22/97                  1.25:1
               6/14/97                  1.30:1
               9/6/97                   1.30:1
               1/3/98                   1.35:1
               3/28/98                  1.35:1
               6/20/98                  1.35:1
               9/12/98                  1.35:1
               1/2/99                   1.50:1
               and each fiscal
               quarter end thereafter."

               Addition of "Debt-to-EBITDA Ratio" Covenant.  The
Company proposes to add a new Section 4.27 to the Indenture, which will read in its entirety as follows:

               "The Company shall not permit its Debt-to-EBITDA
       Ratio for the four fiscal quarter period ending on each date set forth below to be greater than the amount set forth opposite such date:


               Date                     Ratio

               9/9/95                   6.60:1
               12/30/95                 6.60:1
               3/23/96                  6.60:1
               6/15/96                  6.25:1
               9/7/96                   6.00:1
               12/28/96                 5.50:1
               3/22/97                  5.35:1
               6/14/97                  5.00:1
               9/6/97                   5.00:1
               1/3/98                   5.00:1
               3/28/98                  5.00:1
               6/20/98                  5.00:1
               9/12/98                  5.00:1
               1/2/99                   4.50:1
               and each fiscal
               quarter end thereafter."

               Additional Capital Expenditures Covenant.  The
Company proposes to add a new Section 4.28 to the Indenture, which will read in its entirety as follows:

               "The Company shall not suffer or permit Capital
       Expenditures of the Company and its Subsidiaries to exceed, in any fiscal year, the amount set forth below opposite such fiscal year:

               Period                    Amount

               1995                    $6,000,000
               1996                    $6,000,000
               1997                    $6,000,000
               1998                    $6,000,000

       ; provided that the Company may make up to $4,000,000 in additional Capital Expenditures for Major Remodels (i) during the four-quarter period beginning on the day following the first fiscal quarter in which the Company's Consolidated Fixed Charge Coverage Ratio is 1.30:1 or greater (the "First Qualifying Period") and
       (ii) during the four-quarter period beginning on the day following the first fiscal quarter in which the Company's Consolidated Fixed Charge Coverage Ratio is 1.50:1 or greater (the "Second Qualifying Period"), which fiscal quarter must be at least four quarters after the fiscal quarter referred to in clause (i) of this proviso; provided further that the Company may make additional Capital Expenditures in any period in an amount equal to the amount of Capital Expenditures permitted during any prior period and not made; provided further that no portion of the amount permitted to be used for Capital Expenditures during the First Qualifying Period or the Second Qualifying Period may be used for Capital Expenditures in any subsequent period unless (i) as of the last day of the First Qualifying Period or the Second Qualifying Period, as the case may be, the Company's Consolidated Fixed Charge Coverage Ratio is at least 1.30:1 or 1.50:1, respectively, or
       (ii) on or prior to the last day of the First Qualifying Period or the Second Qualifying Period, as the case may be, the Company has entered into commitments to use any such portion for Capital Expenditures."

               Amendment to, and Addition of, Certain Definitions. In connection with the above-described amendment to the "Consolidated Fixed Charge Ratio" covenant and the addition of the "Debt-to-EBITDA Ratio" and the "Capital Expenditures" covenants, the following definitions will be amended in, or added to, Section 1.01 of the Indenture, to read in their entirety as follows:

               "Capital Expenditures" means, for any period, the capital expenditures made by the Company and its Subsidiaries during such period (including capital expenditures funded from Note Net Proceeds which are reinvested in accordance with Section 4.10) less (x) capital expenditures, in an amount not exceeding $6,500,000 in the aggregate, relating to (1) assets to be purchased by the Company, and thereafter sold to AWG, in connection with the AWG Purchase Agreement and (2) assets to be purchased by the Company in connection with stores closed or to be closed and (y) capital expenditures in respect of capital leases entered into in 1994 in an amount equal to $1,500,000.

               "Consolidated Fixed Charge Coverage Ratio" means, with respect to any period for which it is to be determined, the ratio obtained by dividing (i) the aggregate amount of EBITDA of the Company and its Subsidiaries on a consolidated basis for such period, less (x) in the case of periods ending on each of September 30, 1995 and December 30, 1995, Net Capital Expenditures for such period, (y) in the case of periods ending on each of March 23, 1996, June 15, 1996 and September 7, 1996, the greater of (1) the Minimum Amount for such period and (2) Net Capital Expenditures for such period and (z) in the case of periods ending on and after December 28, 1996, the greater of (1) $3,000,000 and (2) Net Capital Expenditures for such period, by
       (ii) the Consolidated Interest Expense for such period.

               "Conversion Expenses" means expenses in respect of
       (i) the conversion of the Company from an entity which buys inventory directly from manufacturers to one that buys inventory from a wholesaler and (ii) the closure of stores.

               "Debt-to-EBITDA Ratio" means, for any period, the ratio obtained by dividing (i) the Indebtedness of the Company and its Subsidiaries on a consolidated basis as of the last day of such period, by (ii) the aggregate amount of EBITDA of the Company and its Subsidiaries on a consolidated basis for such period.

               "EBITDA" of any Person for any period means the sum of (i) the net income (or net loss) from operations of such Person and its Subsidiaries on a consolidated basis (determined in accordance with generally accepted accounting principles) for such period, without giving effect to any extraordinary or unusual gains (losses) or gains (losses) from the sale of assets (other than the sale of Inventory in the ordinary course of business), plus (ii) to the extent that any of the items referred to in any of clauses (A) through (C) below were deducted in calculating such net income: (A) Interest Expense of such Person and its Subsidiaries for such period; (B) income tax expense of such Person and its Subsidiaries with respect to their operations for such period; and
       (C) the amount of all non-cash charges (including, without limitation, depreciation and amortization) of such Person and its Subsidiaries for such period;
       provided, however, that in calculating EBITDA of the Company and its Subsidiaries (i) any non-cash reserve taken in 1994 in respect of workers compensation in an amount not exceeding $5,000,000 and (ii) Conversion Expenses in an amount not exceeding in the aggregate $3,000,000, consisting of up to $2,800,000 in such expenses during 1995 and up to $400,000 in such expenses during 1996, shall be added back to net income (or net loss) from operations to the extent deducted in calculating such net income (or net loss).

               "Major Remodel" means capital expenditures made in respect of one of the Company's stores in an amount exceeding, or expected to exceed, $400,000.
               "Minimum Amount" means, for the four fiscal quarter period ending on each date set forth below, the amount specified opposite such date:

               Date            Amount

               3/23/96         $  750,000
               6/15/96         $1,500,000
               9/07/96         $2,250,000

               "Net Capital Expenditures" means, for any period, the capital expenditures made by the Company and its Subsidiaries during such period less (x) net cash proceeds from the sale of assets which are reinvested pursuant to the Indenture during such period, (y) capital expenditures, in an amount not exceeding $6,500,000 in the aggregate, relating to (1) assets to be purchased by the Company, and thereafter sold to AWG, in connection with the AWG Purchase Agreement and (2) assets to be purchased by the Company in connection with stores closed or to be closed and (z) capital expenditures in respect of capital leases entered into in 1994 in an amount equal to $1,500,000.

               Deletion of "Adjusted Consolidated Net Worth" Covenant. Section 4.16 of the Indenture, which required the Company to maintain its Adjusted Consolidated Net Worth at certain levels at the end of certain periods, will be deleted.

Proposed AWG Amendments

               Amendment to Investment Covenant. The Company proposes to amend Section 4.11 of the Indenture by adding the following additional permitted exception to the investment prohibition set forth therein: "Investments consisting of
(i) the purchase by the Company of 15 shares of AWG Membership Stock and (ii) AWG members deposit certificates, patronage refund certificates or similar types of AWG Equity received or earned by the Company from time to time based on the Company's gross purchases from AWG pursuant to the Supply Agreement or in lieu of receiving cash rebates or refunds from AWG."

               Amendment to Lien Covenant. The Company proposes to amend Section 4.13 of the Indenture by adding the following exceptions to the lien prohibition set forth therein: (i) "Liens on AWG Equity owned or hereafter acquired by the Company to secure the Company's obligations to AWG under the Supply Agreement and the Membership Sign-Up Documents"; (ii) "Liens consisting of the Use Restrictions";
and (iii) "Liens consisting of the First Offer Rights."

               Amendment to Debt Covenant. The Company proposes to amend Section 4.09 of the Indenture by adding the following exception to the debt prohibition set forth therein: "Indebtedness in respect of the obligations owed to AWG by the Company under the Supply Agreement and the Membership Sign-Up Documents."

               Addition of Certain Definitions. In connection with the above-described amendments to the investment, lien and debt covenants, the Company proposes to add the following additional definitions to Section 1.01 of the Indenture: (i) "AWG" means Associated Wholesale Grocers, Inc., a Missouri corporation; (ii) "AWG Equity" means all equity, deposits, credits, sums and indebtedness of any kind or description, whatsoever, at any time owed by AWG to the Company or at any time standing in the name of or to the credit of the Company on the books and/or records of AWG, including, without limitation, AWG Membership Stock, members deposit certificates, patronage refund certificates, members savings, direct patronage or year-end patronage, concentrated purchase allowance, quarterly payments and any other amounts due from AWG to the Company under the Supply Agreement; (iii) "AWG Membership Stock" means the Class A Common Stock, par value $100 per share, of AWG; (iv) "First Offer Rights" mean (a) AWG's right of first offer with respect to the stores owned or operated by the Company listed on Exhibit B to the Supply Agreement, as such agreement may be amended from time to time and (b) any public recordation of such first offer rights, provided that any such public recordation shall be terminable from time to time as set forth in Section 7(f) of the Supply Agreement; (v) "Membership Sign-Up Documents" means (a) the Application for Membership by Homeland Stores, Inc., between the Company and AWG and (b) the Stock Power of Attorney granted to AWG by the Company with respect to the AWG Membership Stock owned by the Company; (vi) "Supply
Agreement" means the Supply Agreement, dated as of closing date of the AWG Sale, between the Company and AWG; and
(vii) "Use Restrictions" means (a) the Company's agreement under Section 8(b) of the Supply Agreement to dedicate (to the extent of its interest therein (including leasehold interests)) certain real property and the improvements thereon to the exclusive use of a retail grocery facility (including all activities which from time to time are commonly associated with the operation of a grocery facility) which is owned by a retail member of AWG and (b) any public recordations of such agreement, provided that any such public recordation shall be terminable from time to time as set forth in Section 8(b) of the Supply Agreement.

               Amendment to Security Agreement. The Company proposes to amend Section 2(b) of the Security Agreement by adding the following proviso to the end thereof: "provided, however, that the Collateral Trustee's security interest in Collateral consisting of AWG Equity shall be subordinate and junior to AWG's first priority security interest in the AWG Equity under the Supply Agreement and the Membership Sign-Up Documents." In addition, the Company proposes to amend
Section 3(c) of the Security Agreement by adding the following proviso: "provided, however, that the security interest granted hereby in Collateral consisting of AWG Equity shall be valid, enforceable and perfected and prior to all other security interest in such Collateral other than the security interest in favor of AWG under the Supply Agreement and the Membership Sign-up Documents." A copy of the form of the amendment to the Security Agreement is attached hereto as Annex C.

Other Amendments

               Amendment of Definition of "Permitted
Transactions". The Company proposes to amend the definition of "Permitted Transactions" to (i) prohibit distributions in respect of loans or advances to officers, directors and employees of the Company in connection with certain purchases of Holding stock by such parties, to the extent that such loans or advance are made or incurred after March 30, 1995 (other than extensions, renewals, replacements, refundings or refinancing of loans made or incurred on or prior to March 30, 1995), (ii) prohibit guarantees of indebtedness of officers, directors and employees of the Company in connection with such stock purchases, to the extent such guarantees are incurred after March 30, 1995 (other than extensions, renewals, replacements, refundings or refinancings of such loans), (iii) reduce the maximum amount that may be paid to CD&R in respect of management consulting, monitoring and advisory services (excluding expenses), from $750,000 per year to $150,000 per year and (iv) permit distributions to Holding in connection with repurchases by Holding of shares of its common stock owned by officers and employees of the Company, at a cash purchase price of $0.50 per share, the proceeds of which will be equal to, and applied against, the outstanding principal amount of loans incurred by such officers or employees in connection with their purchase of such stock, provided that the aggregate amount of such repurchases does not exceed $600,000 (net of amounts to be repaid in respect of loans from the Company or Holding).

               Amendment to Debt Covenant. The Company proposes to further amend Section 4.09 of the Indenture to (i) reduce the aggregate principal amount of indebtedness that the Company may incur under its bank credit facility to $25 mil-lion, (ii) prohibit the Company from incurring guarantees of indebtedness of officers, directors and employees of the Company in connection with certain purchases of Holding stock by such parties, to the extent such guarantees are incurred after March 30, 1995 and (iii) reduce the amount of the Company's additional indebtedness basket from $20 million to $1 million.

               Amendment to Asset Sale Covenant. The Company proposes to amend Section 4.10 of the Indenture to provide that (i)(a) the Company may, within 180 days of the closing date of the AWG Sale, reinvest, or commit to reinvest, up to $5 million of the Note Net Proceeds from the AWG Sale in Note Collateral consisting of capital expenditures and (b) the remaining Note Net Proceeds from the AWG Sale, plus any Note Net Proceeds which were committed to be reinvested under clause (a) above but are not subsequently reinvested, shall be applied by the Company to an offer to redeem the Notes in accordance with Article 3 of the Indenture, (ii) following the date on which the Company and its restricted subsidiaries have received Post-AWG Note Net Proceeds in an amount equal to $2,000,000, the Company shall make an offer to redeem $2,000,000 in aggregate principal amount of Notes in accordance with Article 3 of the Indenture, (iii) following the date on which the Company and its restricted subsidiaries have received Post-AWG Note Net Proceeds in an amount equal to the sum (the "Aggregate Special Redemption Amount") of (a) $3,800,000 plus (b) the excess (if any) of $25,500,000 over the aggregate principal amount of Notes redeemed by the Company in connection with the AWG Sale, the Company shall make an offer to redeem the Notes in an amount equal to the excess of the Aggregate Special Redemption Amount over $2,000,000 in accordance with Article 3 of the Indenture and
(iv) all Post-AWG Note Net Proceeds received by the Company and its restricted subsidiaries in excess of the Aggregate Special Redemption Amount shall be either (a) applied by the Company to an offer to redeem the Notes in accordance with
Article 3 of the Indenture or (2) reinvested, or committed to be reinvested, within 180 days of the closing date of the Asset Sale relating to such proceeds, in Note Collateral consisting of capital expenditures, or if such proceeds that were committed to be reinvested are not subsequently reinvested, such proceeds shall be applied by the Company to an offer to redeem the Notes in accordance with Article 3 of the Indenture (provided that the Company will not be obligated to make an offer pursuant to this clause (iv) until such time as the excess of the Post-AWG Note Net Proceeds not reinvested, or committed to be reinvested, in accordance with this section, over the Aggregate Special Redemption Amount aggregates at least $1,000,000). "Post-AWG Note Net Proceeds" means all Note Net Proceeds received by the Company or its restricted subsidiaries from Asset Sales occurring after the closing date of the AWG Sale.

               Amendment to Affiliate Transactions Covenant.  The
Company proposes to amend Section 4.12 of the Indenture to provide that the Company's board of directors must determine in good faith whether a transaction between the Company or one of its restricted subsidiaries, on the one hand, and an affiliate, on the other, is at least as favorable to the terms that the Company or such restricted subsidiary could obtain in a comparable arms' length transaction with an unrelated person.

               Amendment to Investment Covenant. The Company proposes to further amend Section 4.11 of the Indenture to
(i) eliminate the Company's general investments basket and
(ii) permit the Company to (a) purchase capital stock, in an aggregate amount not exceeding $25,000, of retail purchasing cooperatives (including, without limitation, Farm Fresh, Inc., an Oklahoma retail dairy cooperative ("Farm Fresh")) in connection with becoming a member of such cooperatives and
(b) receive or earn additional capital stock of such cooperatives, in an aggregate amount not exceeding $600,000 in the case of Farm Fresh and $150,000 in the case of all other cooperatives, based on the Company's gross purchases from such cooperatives or in lieu of receiving cash rebates or refunds from such cooperatives, provided that, in each case, such stock is purchased, received or earned in connection with a supply agreement or arrangement between the Company and such cooperative which is on terms at least as favorable to the Company as the terms that could be obtained by the Company in a comparable transaction made on an arms' length basis with another cooperative, wholesaler or supplier.

               Amendment to Lien Covenant. The Company proposes to further amend Section 4.13 of the Indenture to reduce the Company's general lien basket from $20 million to $1 million.

               Amendment to Merger Covenant. The Company proposes to amend Section 5.01 of the Indenture to provide that (i) it will be a condition to any merger or consolidation involving the Company, or sale of substantially all of the Company's asset, that the perfection and priority of the Trustee's security interest in, and liens on, the Note Collateral be unimpaired and in full force and effect and (ii) that the officers' certificate to be delivered in connection with any such transaction will be delivered to the Trustee and each holder at least ten days prior to the consummation of the proposed transaction.

               Amendment to Intercreditor Agreement. The Company proposes to amend Section 2(b) of the Intercreditor Agreement to clarify an ambiguity relating to the treatment of joint collateral. A copy of the form of such amendment is attached hereto as Annex D.

               Amendment to Affirmative Covenant Relating to Delivery of Certificates. The Company proposes to amend
Section 4.05 of the Indenture to add the following new clause
(i): "Within 60 days after the end of each fiscal quarter of the Company and within 120 days after the end of each fiscal year of the Company an Officers' Certificate, conforming to the requirements set forth in Sections 12.04 and 12.05 hereof, stating that Conversion Expenses included in the Company's calculation of EBITDA for the previous fiscal quarter were consistent with the definition of the Conversion Expenses set forth in Section 1.01 of the Indenture and such Conversion Expenses were determined in accordance with generally accepted accounting principles."

               Amendment to Mortgage. The Company proposes to amend Section 15 of the Mortgage to provide that defaults under, or modifications or terminations of, a certain lease (and agreements relating thereto) of a store to be closed, will not constitute a default or event of default under the Mortgage. A copy of the form of such amendment is attached hereto as Annex E.


                                      THE SOLICITATION

General

               The Company is soliciting Consents from Registered Holders of Notes as of the Record Date, upon the terms and subject to the conditions set forth in this Solicitation Statement and in the Consent Letter included herewith, to the Proposed Amendments to the Indenture. Promptly after receipt of the Requisite Consents and following the occurrence of the Expiration Date, the Company, Holding and the Trustee will execute the Supplemental Indenture, the effectiveness of which will be subject to the satisfaction of certain conditions (see -- "Conditions to Solicitation" below).
After the effective time (the "Effective Time") of the Supplemental Indenture, all then current holders of the Notes, including non-consenting holders, and all subsequent holders of the Notes will be bound by the Proposed
Amendments. If the Solicitation is terminated for any reason prior to the Effective Time, the Consents will be voided, no Consent Fee payments will be made and the Proposed Amendments will not be effected.

               The Consents are being solicited by the Company. THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS THAT HOLDERS OF
THE NOTES CONSENT TO THE PROPOSED AMENDMENTS. All costs of the Solicitation, including payment of the Consent Fee, will be paid by the Company. In addition to the use of the mail, Consents may be solicited by officers and other employees of the Company without additional remuneration, in person or by telephone, telegraph or facsimile transmission.

Record Date

               The Record Date for the Solicitation is 5:00 p.m.,
New York City time, on March 30, 1995.

Expiration Date

               The term "Expiration Date" means 5:00 p.m., New York City time, on April 13, 1995, unless the Company, in its sole discretion, extends the period during which the Solicitation is open, in which event the term "Expiration Date" means the latest time date and time to which the Solicitation is so extended. The Company reserves the right to extend the Solicitation at any time and from time to time by giving oral or written notice to the Trustee no later than 9:00 a.m., New York City time, on the next business day after the previously announced Expiration Date. Any such extension will be followed as promptly as practicable by notice thereof by press release or other public announcement (or by written notice to the Registered Holders of the Notes). Such announcement or notice may state that the Company is extending the Solicitation for a specified period of time or on a daily basis.

               The Company expressly reserves the right for any reason (i) to terminate the Solicitation at any time prior to the execution of the Supplemental Indenture, (ii) not to extend the Solicitation beyond the Expiration Date, whether or not the Requisite Consents have been received by such date and (iii) to amend, at any time or from time to time, the terms of the Solicitation. Any such action by the Company will be followed as promptly as practicable by notice thereof by press release or other public announcement (or by written notice to the Registered Holders). Notwithstanding the foregoing, the Company will not reduce the Consent Fee or otherwise amend the terms of the Solicitation in a manner which materially adversely affects the rights of the holders of the Notes without providing at least five business days' notice thereof by press release or other public announcement (or by written notice to the Registered Holders).

Requisite Consents

               Adoption of the Proposed Amendments requires the receipt of the Requisite Consents, consisting of valid
Consents (not properly revoked) from the Registered Holders of a majority in aggregate principal amount of the Notes outstanding and not owned by the Company or any of its affiliates. As of the date of this Solicitation Statement, $120 million of Notes were outstanding (including $12 million of Series A Notes, $75 million of Series C Notes and $33 million of Series D Notes), none of which were owned by the Company or any of its affiliates.

               The failure of a Registered Holder to deliver a Consent (including any failures resulting form broker non-votes) will have the same effect as if such Registered Holder had voted "Against" the Proposed Amendments.

Consent Payments

               In the event the Proposed Amendments become effective, the Company will pay a Consent Fee to each Registered Holder whose duly executed Consent has been received and not revoked prior to the Expiration Date, in an amount equal to $5.00 in cash for each $1,000 in principal amount of Notes in respect to which such Consent has been delivered. No accrued interest will be paid on the Consent Fee.

               Any Registered Holders whose properly executed Consents have been received prior to the Expiration Date will be eligible to receive a Consent Fee. Holders of Notes who do not timely consent to the Proposed Amendments will not be eligible to receive a Consent Fee even though the Proposed Amendments, if approved through the receipt of the Requisite Consents, will be binding on them.

               The Company's obligation to pay the Consent Fee is contingent upon the effectiveness of the Proposed Amendments. Consent Fee payments will be made as soon as practicable after the effectiveness of the Proposed Amendments by check mailed to the respective addresses of the holders of Notes entitled to receive Consent Payments as such addresses appear on the record books of the Trustee as of the Record Date.

Consent Procedures

               This Solicitation Statement is being sent to all Registered Holders. Only those persons who are Registered Holders of the Notes as of the Record Date may execute and deliver a Consent. A beneficial owner of Notes who is not a Registered Holder of such Notes as of the Record Date (e.g., a beneficial holder whose Notes are registered in the name of a nominee, such as a brokerage firm) must (i) arrange for the Registered Holder to execute a Consent Letter and deliver it either to the Information Agent on such beneficial owner's behalf or to such beneficial owner for forwarding to the Information Agent by such beneficial owner or (ii) obtain a duly executed proxy from the Registered Holder authorizing the beneficial holder to execute and deliver to the Information Agent a Consent Letter with respect to the Notes on behalf of such Registered Holder. A form of proxy that may be used for such purposes is included in the form of Consent Letter.

               Giving a Consent will not affect a Registered Holder's right to sell or transfer the Notes or to receive the Consent Fee payment if such Registered Holder has not revoked its Consent prior to the Expiration Date and the Proposed Amendments become effective. All Consents received (and not properly revoked) prior to the Expiration Date will be effective notwithstanding a record transfer of such Notes subsequent to the Record Date, unless the Registered Holder of such Notes as of the Record Date revokes such Consent prior to the Expiration Date by the following the procedures set forth below under " -- Revocation of Consents."

               HOLDERS OF NOTES AS OF THE RECORD DATE WHO WISH TO CONSENT SHOULD MAIL, HAND DELIVER, SEND BY OVERNIGHT COURIER
OR FACSIMILE (CONFIRMED BY PHYSICAL DELIVERY) THEIR PROPERLY COMPLETED AND EXECUTED CONSENTS TO THE INFORMATION AGENT AT
THE ADDRESS SET FORTH ON THE BACK COVER PAGE HEREOF AND ON
THE CONSENT LETTER INCLUDED HEREWITH IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH HEREIN AND THEREIN. CONSENTS SHOULD
BE DELIVERED TO THE INFORMATION AGENT, NOT TO THE COMPANY, HOLDING OR THE TRUSTEE. HOWEVER, THE COMPANY RESERVES THE
RIGHT TO ACCEPT ANY CONSENT RECEIVED BY THE COMPANY, HOLDING
OR THE TRUSTEE.

               IN NO EVENT SHOULD REGISTERED HOLDERS TENDER OR
DELIVER NOTES.

               All Consents that are properly completed, signed and delivered to the Information Agent, and not properly revoked, prior to the Expiration Date, will be given effect in accordance with the specifications thereof. Holders who desire to consent to the Proposed Amendments should mark the "For" box on, and complete, sign and date the Consent Letter included herewith and mail, deliver, send by overnight courier or facsimile (confirmed by physical delivery) the signed Consent Letter to the Information Agent at the address listed on the back cover page of this Solicitation Statement and on the Consent Letter included herewith, all in accordance with the instructions contained herein and therein. If neither the "FOR" nor "AGAINST" box on the Consent Letter is marked, but the Consent Letter is otherwise properly completed and signed, the Registered Holder will be deemed to have consented to the Proposed Amendments.

               Registered Holders who vote "FOR" the Proposed Amendments, or who are deemed to have voted "FOR" the Proposed Amendments as described in the preceding paragraph, will be deemed to have selected the June 1, 1995 redemption option, unless they mark the "September 1, 1995 Redemption" box on the Consent Letter included herewith. See "AWG Transaction -- Application of AWG Sale Proceeds."

               Consents by Registered Holder(s) of Notes must be executed in exactly the same manner as such Registered
Holder(s) name(s) appear(s) on the Notes.  If Notes to which a Consent relates are held of record by two or more joint holders, all such holders must sign the Consent. If a
Consent is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the Consent Letter appropriate evidence of authority to execute the Consent. In addition, if a Consent relates to less than the total principal amount of Notes registered in the name of such Registered Holder,
the Registered Holder must list the serial numbers and
principal amount of Notes registered in the name of such
holder to which the Consent relates.   If Notes are
registered in different names, separate Consents must be executed covering each form of registration. If a Consent is executed by a person other than the Registered Holder, then it must be accompanied by the proxy in the form included with Consent Letter, duly executed by the Registered Holder.

               The registered ownership of a Note shall be proved by the Trustee, as registrar of the Notes. All questions as to the validity, form and eligibility (including time of receipt) regarding the Consent procedures and payment of the Consent Fee will be determined by the Company, which determination will be conclusive and binding subject to such final review as may be prescribed by the Trustee concerning proof of execution and ownership. The Company reserves the absolute right to reject any or all Consents that are not in proper form or the acceptance of which could reasonably be expected to be, in the opinion of the Company or its counsel, unlawful. The Company also reserves the right, subject to such final review as the Trustee may prescribe for proof of execution and ownership, to waive any defects or irregularities or conditions of delivery as to particular Consents. Unless waived, any defects or irregularities in connection with the deliveries of Consents must be cured within such time as the Company determines. None of the Com-pany, Holding, any of their affiliates, the Trustee, the Information Agent or any other person shall be under any duty to give notification of any such defects, irregularities or waiver, nor shall any of them incur any liability for failure to give such notification. Deliveries of Consents will not be deemed to have been made until such irregularities or defects have been cured or waived. The Company's inter-pretation of the terms and conditions of this Solicitation shall be binding.



Revocation of Consents

               Each properly completed and executed Consent will be counted, notwithstanding any transfer of the Notes to which such Consent relates, unless the procedure for revoking Consents described below has been followed. The purchaser of a Note with respect to which a Consent has been delivered by the Registered Holder thereof will be bound by such Consent.

               Prior to the later of (i) the Expiration Date and
(ii) receipt by the Trustee from the Company of the Officer's Certificate, any Registered Holder of the Notes may revoke any Consent given by it with respect to such Notes or any portion of such Notes (in integral multiples of $1,000). A Registered Holder desiring to revoke a Consent must, prior to such date, deliver to the Information Agent at the address set forth on the back cover page of this Solicitation
Statement and on the Consent Letter included herewith, a written revocation of such Consent (which may be in the form of a subsequent Consent marked "AGAINST" the Proposed Amend-ments) containing the name of such Registered Holder, the serial numbers of the Notes to which such revocation relates, the principal amount of Notes to which such revocation relates and the signature of such Registered Holder.

               The revocation must be executed by such Registered Holder in the same manner as the Registered Holder's name appears on the Consent to which the revocation relates. If a revocation is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary of representative capacity, such person must so indicate when signing and must submit with the revocation appropriate evidence of authority to execute the revocation. A revocation of the Consent shall be effective only as to Notes listed on the revocation and only if such revocation complies with the provisions of this Solicitation Statement. Only a Registered Holder is entitled to revoke a Consent previously given by it. A beneficial owner of the Notes who is not the Registered Holder of such Notes must (i) arrange with the Registered Holder to execute and deliver either to the Information Agent on such beneficial owner's behalf, or to such beneficial owner for forwarding to the Information Agent by such beneficial owner, a revocation of any Consent already given with respect to such Notes or (ii) obtain a duly executed proxy from the Registered Holder authorizing such beneficial holder to act on behalf of the Registered Holder as to such Consent.

               A revocation of a Consent may only be rescinded by the execution and delivery of a new Consent. A Registered
Holder who has delivered a revocation may thereafter deliver a new Consent by following the procedures described herein.

               The Company reserves the right to contest the validity of any revocation and all questions as to the validity (including time of receipt) of any revocation will be determined by the Company in its sole discretion, which determination will be conclusive and binding subject only to such final review as may be prescribed by the Trustee concerning proof of execution and ownership. None of the Company, Holding, any of their affiliates, the Trustee, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities with respect to any revocation not shall any of them incur any liability for failure to give such notification. Deliveries of revocations will not be deemed to have been made until such defects or irregularities have been cured or waived.


Conditions of the Solicitation

               The Supplemental Indenture will be executed by the Company, Holding and the Trustee promptly after receipt by the Company of the Requisite Consents and following the occurrence of the Expiration Date. The effectiveness of the Supplemental Indenture (and the Proposed Amendments set forth therein) is subject to the satisfaction, on or prior to June
1, 1995, of the following conditions precedent: (i) the receipt of the Requisite Consents; (ii) the closing of the Amended Credit Facility, providing for a revolving credit commitment of not less than $25 million and borrowing base requirements which are comparable to those set forth in the Credit Agreement; (iii) the closing of the AWG Sale; (iv) delivery of a notice of redemption by the Company to the Trustee, giving notice that, following the AWG Sale, at least
$25 million will be applied against a pro rata redemption of the Notes; (v) there having been no amendments to the AWG Purchase Agreement which materially adversely affect the rights of the holders of the Notes; (vi) the payment of the reasonable fees and expenses of counsel to the Unofficial Noteholders' Committee; and (vii) the absence of any law or regulation which would, and the absence of any injunction or action or other proceeding (pending or threatened) which (in the case or any action or proceeding, if adversely determined) would, make unlawful or invalid or enjoin the implementation of the Proposed Amendments, the entering into of the Supplemental Indenture, the payment of the Consent Fee or question the legality or validity thereof. The Solicita-tion may be abandoned by the Company at any time prior to the execution of the Supplemental Indenture, for any reason, in which case all Consents will be voided and no Consent Fee will be paid.

Information Agent

               The Company has retained Morrow & Co., Inc. as Information Agent in connection with the Solicitation. The Information Agent will be responsible for collecting Consents, answering questions relating to consent procedures and providing additional information upon request (including additional copies of this Solicitation Statement, the Consent Letter and the other materials included herewith). The Information Agent will receive a customary fee for such services.

Financial Advisor

               The Company has retained Lazard Freres & Co. as Financial Advisor in connection with the AWG Sale, the Proposed Amendments and the Amended Credit Facility. The Financial Advisor was retained to assist the Company in identifying potential purchasers of certain Company stores and assist the Company in formulating and negotiating the terms of the Proposed Amendments and the Amended Credit Facility.

Assistance; Additional Information

               Questions relating to consent procedures as well as requests for additional information (including additional copies of this Solicitation Statement and the Consent Letter) should be directed to the Information Agent at the address listed on the back cover page of this Solicitation Statement and on the Consent Letter included herewith. Questions regarding the terms and conditions of the Solicitation should be directed to Mark S. Sellers at the Company, (405)-557-
5861, or Douglas W. Lehrman at the Financial Advisor, (212)
632-6205.


                                   AMENDED CREDIT FACILITY

               It is a condition precedent to the effectiveness of the Proposed Amendments that, on or before June 1, 1995, the Company enter into the Amended Credit Facility, providing for a revolving credit commitment of not less than $25 million and borrowing base requirements which are comparable to those set forth in the Credit Agreement. In addition, the Amended Credit Facility will (i) have a term of not less than 18 months, (ii) be subject to certain customary conditions precedent, (iii) provide for certain customary affirmative and negative covenants (which covenants will permit, among other things, the Company's purchase of the AWG Membership
Stock and receipt of other AWG Equity from time to time, AWG's lien on the AWG Equity owned by the Company, the collateralized open account indebtedness of the Company to AWG, the First Offer Rights and the Use Restrictions), and
(iv) be secured by a first lien on the Company's current assets (which assets currently secure the Company's obligations under the Credit Agreement).

                          HISTORICAL AND PRO FORMA CAPITALIZATION

               The following unaudited table sets forth the capitalization of the Company as of December 31, 1994 as adjusted to give pro forma effect to the AWG Transaction and the related repayment of indebtedness, as if they had occurred on such date. The table should be read in conjunction with "Certain Historical, Pro Forma and Projected Financial Data," attached hereto as Annex B.

                                              December 31, 1994

                                      Actual                 Pro Forma
                                              (unaudited in thousands)
Short-Term Debt:
    Current Portion of Long-Term Debt       $  2,250(1)       $    750
    Current Portion of Capital Leases          7,828             3,221
                                             ---------           ---------
        Total Short-Term Debt                 10,078             3,971
                                             ---------        --------

Long-Term Debt:
    Revolving Credit Facility                 25,000(2)         11,398(3)
    Senior Secured Floating Rate Notes        45,000            35,625(4)
    Senior Secured Fixed Rate Notes           75,000            59,375(4)
    Capital Leases                            11,472            11,472
                                             ---------        --------
        Total Long-Term Debt                 156,472           117,870
                                             ---------        --------

        Total Equity                           3,507             3,507
                                             ---------         -------
        Total Capitalization                $170,057          $125,348
                                             =========        ========

________________
(1) Includes Furr's Note of $0.75 million, which was repaid on March 1, 1995, and $1.5 million in borrowings under the Credit Agreement.
(2)     Excludes approximately $6.5 million of letters of credit.
(3) Excludes approximately $16.5 million of letters of credit which is expected to be reduced by $3 million by May 31, 1995.
(4) Assumes pro rata redemption of Series A Notes, Series C Notes and Series D Notes.

               On the closing date of the AWG Sale, the Company estimates that it will have approximately $17.5 million outstanding under the Credit Agreement and expects that approximately $15.1 million of net proceeds from the AWG Sale (of which approximately $2.7 million represents reimbursement of previously paid transaction expenses) will be used to pay down amounts outstanding under the Credit Agreement on such date. In addition, as a result of the timing of payments to the Company's vendors from net proceeds of the AWG Sale, the Company will, on the closing date of the AWG Sale, repay any remaining outstanding amounts under the Credit Agreement.
The Company expects to have approximately $11 million in cash on the day following the closing date of the AWG Sale. The Company will use this cash plus approximately $4 million of borrowings under the Amended Credit Facility to pay approximately $15 million of trade payables in connection with the AWG Sale. See "Certain Historical, Pro Forma and Projected Financial Data -- Unaudited and Projected Balance Sheets," attached hereto as Annex B.


                         CERTAIN HISTORICAL, PRO FORMA AND PROJECTED
                                       FINANCIAL DATA

               Annex B attached hereto sets forth certain historical, pro forma and projected financial data of the Company which was prepared by the Company's management and has not been examined by the Company's independent public accountants. The information includes (i) certain unaudited financial information of the Company for the fiscal year ending December 31, 1994, (ii) certain projected financial information of the Company for the fiscal year ending December 30, 1995 and certain financial projected information for such period as adjusted to give pro forma effect to the AWG Transaction, the related repayment of indebtedness and the closure of the 16 stores closed or to be closed in 1994 and 1995, as if they had occurred on January 1, 1995 and
(iii) certain projected financial information of the Company for the fiscal year ending December 28, 1996. The informa-tion contained in Annex B should be read in conjunction with the Company's historical audited financial statements, which are publicly available as described above under "Available Information."

               The Company as a matter of course does not prepare projected financial information as to future revenues or earnings that is publicly disclosed. Accordingly, the projections set forth in Annex B were not prepared with a view toward compliance with published guidelines of the Commission or the American Institute of Certified Public
Accountants regarding forward-looking information or generally accepted accounting principles.

               The projections included in Annex B necessarily make a variety of assumptions described below, all of which are difficult to predict and many of which are beyond the control of the Company and may not have been, or may no longer be, accurate. Additionally, such projections were prepared in February 1995 and, except as described below, have not been revised to reflect, among other things, actual financial results of the Company to date, revised prospects for the Company's businesses, changes in general business and economic conditions or any other transactions or events that have occurred or that may occur and that were not anticipated at the time such projections were prepared. The projections included in Annex B are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below, and should not be regarded as representations that they will be achieved. There can be no assurance that the results of operations reflected in any of the projections will be realized or that actual results will not be significantly higher or lower than these projected.

               The Company's independent accountants have not examined, reviewed or compiled any of the historical, pro forma and projected financial information contained in Annex B or expressed any conclusion or provided any other form of assurance with respect to such information and accordingly assume no responsibility for such information.

                          CERTAIN FEDERAL INCOME TAX CONSEQUENCES

               The following summary of the material federal income tax consequences of the transactions contemplated by the Solicitation is for general information only. It is based upon the currently-existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated and proposed thereunder, judicial authority and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This discussion does not purport to address all aspects of federal income taxation that may be relevant to particular holders in light of their individual circumstances or to certain types of holders subject to special treatment under the Code (for example, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, foreign corporations and nonresident alien individuals), nor does it discuss any aspect of state, local or foreign taxation or estate and gift tax considerations. This discussion assumes that the Notes are held as capital assets (as defined in the Code) by the holder thereof.

               This summary is based in part on certain proposed regulations addressing the treatment of modifications of debt instruments (the "Proposed Regulations"). The Proposed Regulations by their terms would become effective for modi-fications of debt instruments issued after the Proposed Regulations are released in final form; accordingly, by their terms they will not apply to the Solicitation, although they are indicative of the position of the Internal Revenue
Service ("IRS") with regard to their subject matter. Prior to their issuance in temporary or final form, the Proposed Regulations have no binding effect and may be withdrawn or revised at any time on a retroactive basis, which could change the consequences described below. Further, no ruling has been requested from the IRS regarding the tax consequences of the Proposed Amendments, the increase in the interest rates on the Notes or the payment of the Consent Fee with respect to any series of Notes, or any other aspect of the transactions contemplated by the Solicitation.

Consequences of the Solicitation

               The increase in the interest rate on the Notes and the payment of the Consent Fee to a holder would generally result in a constructive taxable exchange for federal income tax purposes of the holder's Notes for deemed new Notes (the
"New Notes").

               Because the transactions contemplated by the Solicitation would constitute a constructive taxable exchange of Notes for New Notes for federal income tax purposes, a holder would recognize gain or loss at the time of such exchange in an amount equal to the difference between the "issue price" of the New Notes (plus the amount of the Consent Fee, if such amount is treated as additional consideration for the Notes, as discussed below) and such holder's adjusted tax basis in the Notes treated as exchanged therefor. Subject to the market discount rules, such gain or loss would be capital gain or loss and would be long-term capital gain or loss if the holder's holding period for the Notes exceeded one year. A holder's initial tax basis in the New Notes would be their "issue price," and a holder's holding period for the New Notes would begin on the day after the deemed exchange. If the Notes or the New Notes are traded on an established market (within the meaning of applicable Treasury Regulations), the "issue price" of a New Note will be equal to the fair market value of the New Note as of the date of the constructive exchange. If the immediately preceding sentence does not apply, the "issue price" of a New Note will be equal to its stated principal amount. If the issue price of a New Note is less than the stated redemption price at maturity of the New Note, under the original issue discount rules set forth in the Code and applicable Treasury Regulations, a holder could be required to include an amount in gross income for federal income tax purposes in advance of the receipt of cash in respect thereof.

               If the Notes or the New Notes are traded on an established market, and if the fair market value of the New Notes as of the date of the constructive exchange is less than their stated principal amount, the Company will recognize cancellation of indebtedness income for federal income tax proposes equal to the difference.

               The Company does not believe that the Notes are traded on an established market. The Company cannot predict whether the New Notes will be traded on an established market.

Consequences of Receipt of Consent Fee

               There is no clear authority concerning the federal income tax consequences of the receipt of the Consent Fee.
The Company intends to treat the Consent Fee for federal income tax purposes as a fee paid to holders that grant
Consents pursuant to the Solicitation. Accordingly, the Company generally would be required to provide information statements to consenting holders and to the IRS reporting the payment of the Consent Fee. If such treatment is respected, a holder would recognize ordinary income when the Consent Fee is received or accrued, in accordance with its method of accounting. Alternative federal income tax treatments of the Consent Fee payments may be applicable. Because, as discussed above, holders would be treated as exchanging their Notes for New Notes for federal income tax purposes, the Con-sent Fee payments could be treated as additional consideration received in such exchange, in which case such payments would be taken into account in determining the amount of gain or loss on the exchange (see "Consequences of the Solicitation" above).

Backup Withholding

               Holders other than certain exempt recipients (such as corporations) may be subject to backup withholding at the rate of 31% with respect to the Consent Fee payments received by a holder pursuant to the Solicitation unless the holder complies with certain certification and identification requirements. Accordingly, to prevent backup withholding, each holder of Notes who consents to the Proposed Amendments must either (i) complete the Substitute Form W-9, certifying (under penalties of perjury) that the taxpayer identification number (which, in the case of a holder of Notes who is an individual, is such holder's social security number and, for any other holder, is its taxpayer identification number) provided is correct (or that such holder is awaiting assignment of a taxpayer identification number) and that either (a) the holder has not been notified by the IRS that such holder is subject to backup withholding as a result of a failure to report interest or dividends or (b) the IRS has notified the holder that such holder is no longer subject to backup withholding or (ii) provide an adequate basis for an exemption from backup withholding. If backup withholding results in an overpayment of taxes, a refund or credit may be obtained, provided the required information is furnished to the IRS.

Withholding for Non-U.S. Holders

               Although it is not entirely clear that such tax is applicable to the Consent Fee payments, U.S. federal withholding tax will be withheld from Consent Fee payments paid to a holder that is a non-United States person (within the meaning of the Code) at a 30% rate unless (i) such non-United States person is engaged in the conduct of a trade or business in the United States to which the receipt of the Consent Fee payments is effectively connected and provides a properly executed IRS Form 4224 or (ii) an income tax treaty between the United States and the country of residence of the non-United States person eliminates or reduces the withholding on income such as the Consent Fee payments, and such non-United States person provides a properly executed
IRS Form 1001.

               A holder who is a non-United States person generally will not be subject to United States federal income tax (and generally no tax will be withheld) with respect to gain realized on the constructive exchange of Notes for New Notes, unless (i) the gain is effectively connected with a United States trade or business conducted by the non-United States holder, or (ii) the non-United States holder is an individual who is present in the United States for a period of periods aggregating 183 or more days in the taxable year of the deemed exchange and certain other conditions are met.

               THE FOREGOING SUMMARY IS INCLUDED HEREIN FOR GEN-
ERAL INFORMATION ONLY.  HOLDERS OF NOTES SHOULD CONSULT WITH
THEIR OWN TAX ADVISORS AS TO THE SPECIFIC CONSEQUENCES TO
THEM OF THE SOLICITATION, INCLUDING THE APPLICABILITY OF
STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.
HOMELAND STORES, INC.

Solicitation of Consents to Proposed Amendments of
Certain Provisions of the Indenture Governing its
Series A Senior Secured Floating Rate Notes Due 1997,
Series C Senior Secured Fixed Rate Notes Due 1999 and
Series D Senior Secured Floating Rate Notes Due 1997



               Deliveries of Consents should be made to the Information Agent at the address or facsimile number set forth below (facsimile transmissions should be confirmed by physical delivery):

                                     Morrow & Co., Inc.

By Mail:

Morrow & Co., Inc.
909 Third Avenue
New York, NY 10022

By Facsimile:

(212) 754-8300




Confirmation only:
(800) 662-5200
By Hand:

Morrow & Co., Inc.
909 Third Avenue
New York, NY 10022
                                           Annex A

                               Form of Supplemental Indenture

                                SECOND SUPPLEMENT TO INDENTURE






                                            among


                                   HOMELAND STORES, INC.,

                                HOMELAND HOLDING CORPORATION

                                             and

                          UNITED STATES TRUST COMPANY OF NEW YORK,

                                         as Trustee







                                 Dated as of April   , 1995

                                      TABLE OF CONTENTS

                                                                         Page
                               ARTICLE I

               RELATIONS TO INDENTURE; EFFECTIVE DATE                        2

Section 1.01.          Integration                                           2
Section 1.02.          Capitalized Terms                                     2
Section 1.03.          Conditions to Effectiveness                           2


                               ARTICLE II

               AMENDMENTS TO ARTICLE I OF INDENTURE                          3

Section 2.01.          Amendments of Existing Definitions                    3
Section 2.02.          Addition of New Definitions                           4
Section 2.03.          Deletion of Certain Definition                        8


                               ARTICLE III

               AMENDMENTS TO ARTICLE IV OF INDENTURE                         8

Section 3.01.          Amendment to Section 4.05 of the
                       Indenture                                             8
Section 3.02.          Amendment to Section 4.09 of the
                       Indenture                                             8
Section 3.03.          Amendment to Section 4.10 of the
                       Indenture                                             9
Section 3.04.          Amendment to Section 4.11 of the
                       Indenture                                             11
Section 3.05.          Amendment to Section 4.12 of the
                       Indenture                                             12
Section 3.06.          Amendment to Section 4.13 of the
                       Indenture                                             12
Section 3.07.          Amendment to Section 4.16 of the
                       Indenture                                             13
Section 3.08.          Amendment to Section 4.21 of the
                       Indenture                                             13
Section 3.09.          Addition of Section 4.27 to the
                       Indenture                                             13
Section 3.10.          Addition of Section 4.28 to the
                       Indenture                                             14
                               ARTICLE IV

               AMENDMENTS TO ARTICLE V OF INDENTURE                          15

Section 4.01.          Amendment of Section 5.01 of the
                       Indenture                                             15


                               ARTICLE V

               AMENDMENTS TO FORMS OF SECURITIES                             16

Section 5.01.          Amendment to Exhibit B                                16
Section 5.02.          Amendment to Exhibit M                                16
Section 5.03.          Amendment to Exhibit N                                16
Section 5.04.          Deemed Amendments                                     16


                               ARTICLE VI

               AMENDMENTS TO CERTAIN RELATED DOCUMENTS                       16

Section 6.01.          Amendment to Company Security
                       Agreement                                             16
Section 6.02.          Amendment to Mortgage                                 16
Section 6.03.          Amendment to Intercreditor
                       Agreement                                             17


                               ARTICLE VII

                       CONSENT FEE                                           17

Section 7.01.          Payment of Consent Fee                                17


                               ARTICLE VIII

                       MISCELLANEOUS                                         17

Section 8.01           Ratification                                          17
Section 8.02.          Governing Law                                         17
Section 8.03.          Counterparts                                          17
Section 8.04.          Headings                                              18

               SECOND SUPPLEMENT TO INDENTURE, dated as of April
__, 1995, among HOMELAND STORES, INC., a Delaware corporation (the "Company"), HOMELAND HOLDING CORPORATION, a
Delaware corporation (the "Guarantor") and UNITED STATES
TRUST COMPANY OF NEW YORK, a New York banking association, as Trustee (the "Trustee").

                                          RECITALS

               WHEREAS, the Company, the Guarantor and the Trustee have heretofore entered into an Indenture (the
"Indenture"), dated as of March 4, 1992, as supplemented by the First Supplement to Indenture, dated as of June 17, 1992, providing for the issuance of up to $45 million aggregate principal amount of Series A Senior Secured
Floating Rate Notes Due 1997 ("Series A Notes") and $75 million aggregate principal amount of Series B Senior
Secured Fixed Rate Notes Due 1999 ("Series B Notes");

               WHEREAS, the Company has heretofore conducted an exchange offer, pursuant to which it exchanged (i) $33 million of Series A Notes for an equal principal amount of its Series D Notes Senior Secured Floating Rate Notes Due
1997 (leaving $12 million of Series A Notes outstanding) and
(ii) $75 million of Series B Notes for an equal principal amount of its Series C Senior Secured Fixed Rate Notes Due
1999 (leaving no Series B Notes outstanding);

               WHEREAS, Section 9.02 of the Indenture provides, among other things, that the Company and the Trustee may from time to time enter into indentures supplemental thereto with the consent of the Securityholders of at least a majority in principal amount of the Securities then outstanding (other than Securities owned by the Company or any of its affiliates) for the purposes of amending certain provisions of the Indenture;

               WHEREAS, the Company wishes to supplement the Indenture by deleting, modifying or adding certain provisions thereto or thereof;

               WHEREAS, Securityholders of at least a majority in principal amount of the Securities then outstanding (other than Securities owned by the Company or any of its affiliates) have consented to the amendments to the Indenture set forth herein;

               WHEREAS, pursuant to Section 9.02 of the Indenture, the Company has furnished the Trustee with an Officers' Certificate certifying that the aforesaid consent of the Securityholders has been obtained; and

               WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company and the Trustee, and a valid amendment of and supplement to the Indenture, have been done.

                NOW, THEREFORE, in consideration of the premises, the Company and the Guarantor agree with the Trustee as follows:
                                          ARTICLE I

                                   RELATIONS TO INDENTURE

               Section 1.01.  Integration.  This Second
Supplement to Indenture constitutes an integral part of the Indenture.

               Section 1.02.  Capitalized Terms.  Capitalized
terms used herein without definition shall have the meanings specified in the Indenture.

               Section 1.03. Conditions to Effectiveness. This Second Supplement to Indenture shall become effective on the first date (the "Effective Date"), on or prior to June 1, 1995, on which all of the following conditions shall have been satisfied: (i) the Trustee shall have received executed counterparts of this Second Supplement to Indenture, signed by each of the Company and Holding, and the Trustee shall have executed this Second Supplement to Indenture; (ii) the Trustee shall have received the Officers' Certificate required to be delivered pursuant to
Section 9.02 of the Indenture; (ii) the Trustee shall have received an Officers' Certificate certifying that the conditions identified in the Company's Solicitation
Statement, dated April 4, 1995 (the "Solicitation
Statement"), under "The Solicitation -- Conditions of the Solicitation," have been satisfied; and (iv) the Trustee shall have received any other Officers' Certificates or Opinions of Counsel as the Trustee may reasonably request.


                                         ARTICLE II

                            AMENDMENTS TO ARTICLE I OF INDENTURE

               Section 2.01.  Amendments of Existing Definitions.
Section 1.01 of the Indenture is amended as follows:

               (a) The definition of "Capital Expenditures" is amended to read in its entirety as follows:

                       "Capital Expenditures" means, for any period,
               the capital expenditures made by the Company and its Subsidiaries during such period (including capital expenditures funded from Note Net Proceeds which are reinvested in accordance with
               Section 4.10) less (i) all capital expenditures, in an amount not exceeding $6,500,000 in the aggregate, relating to (a) assets to be purchased by the Company, and thereafter sold to AWG, in connection with the AWG Purchase Agreement and
               (b) assets to be purchased in connection with stores closed or to be closed and (ii) capital expenditures in respect of capital leases entered into in 1994 in an amount equal to $1,500,000."

               (b)  The definition of "Consolidated Fixed Charge
Coverage Ratio" is amended to read in its entirety as follows:

                       "Consolidated Fixed Charge Coverage Ratio"
               means, with respect to any period for which it is to be determined, the ratio obtained by dividing
               (i) the aggregate amount of EBITDA of the Company and its Subsidiaries on a consolidated basis for such period, less (a) in the case of periods ending on each of September 30, 1995 and December 30, 1995, Net Capital Expenditures for such period, (b) in the case of periods ending on each of March 23, 1996, June 15, 1996 and September 7, 1996, the greater of (x) the Minimum Amount for such period and (y) Net Capital Expenditures for such period and (c) in the case of periods ending on and after December 28, 1996, the greater of
               (x) $3,000,000 and (y) Net Capital Expenditures for such period, by (ii) the Consolidated Interest Expense for such period.

               (c) The definition of "Permitted Transactions" is amended in the manner set forth below.

               (i)  Subclause (B)(3) of clause (i) of the
definition of "Permitted Transactions" is amended to read in its entirety as follows:

               "(3) loans or advances incurred prior to the Reference Date and maturing in a period of one year of less, to officers, directors or employees to make principal payments of up to $50,000 at any time that are due under the indebtedness of such officer, director or employee in connection with the Management Subscription Agreements or Stock Subscription Agreements, and any extension, renewal, replacement, refunding or refinancing of such loans or advances, or"

               (ii)  Clause (ii) of the definition of "Permitted
Transactions" is amended to read in its entirety as follows:

                       "(ii) guarantees incurred prior to the
               Reference Date of Indebtedness of officers, employees and directors in connection with the Management Subscription Agreements or Stock Subscription Agreements and payments in discharge of such guarantees, and any extension, renewal, replacement, refunding or refinancing of such loans or advances;"

               (iii)  Clause (iii) of the definition of
"Permitted Transactions" is amended by deleting the figure
"$750,000" after the phrase "not to exceed" in the third line thereof and inserting in lieu thereof "$150,000".

               (iv) The definition of "Permitted Transactions" is further amended by adding the following new subclause
"(D)" at the end of clause (i) thereof:

               "(D) to repurchase shares of its common stock owned by officers and employees of the Company at a cash purchase price of $0.50 per share, provided that such repurchases shall not exceed $600,000 in the aggregate (net of amounts to be repaid in respect of loans from the Company or Holding);"

               Section 2.02.  Addition of New Definitions.
Section 1.01 of the Indenture is amended to insert, in the appropriate alphabetical sequence, the following definitions:

               (a)  "AWG" means Associated Wholesale Grocers,
       Inc., a Missouri corporation.

               (b) "AWG Equity" means all equity, deposits, credits, sums and indebtedness of any kind or description whatsoever, at any time owed by AWG to the Company or at any time standing in the name of or to the credit of the Company on the books and/or records of AWG, including, without limitation, AWG Membership Stock, members deposit certificates, patronage refund certificates, members savings, direct patronage or year-end patronage, concentrated purchase allowance, quarterly payments and any other amounts due from AWG to the Company under the Supply Agreement.

               (c)  "AWG Membership Stock" means the Class A
       Common Stock, par value $100 per share, of AWG.

               (d)  "AWG Purchase Agreement" means the Asset
       Purchase Agreement, dated as of February 6, 1995, between the Company and AWG.

               (e) "AWG Sale" means the sale of certain assets of the Company pursuant to the AWG Purchase Agreement.

               (f)  "Conversion Expenses" means expenses in
       respect of (i) the conversion of the Company from an entity which buys inventory directly from manufacturers to one that buys inventory from a wholesaler and
       (ii) the closure of stores.

               (g) "Debt-to-EBITDA Ratio" means, for any period, the ratio obtained by dividing (i) the Indebtedness of the Company and its Subsidiaries on a consolidated basis as of the last day of such period, by (ii) the aggregate amount of EBITDA of the Company and its Subsidiaries on a consolidated basis for such period.

               (h) "EBITDA" of any Person for any period means the sum of (i) the net income (or net loss) from operations of such Person and its Subsidiaries on a consolidated basis (determined in accordance with generally accepted accounting principles) for such period, without giving effect to any extraordinary or unusual gains (losses) or gains (losses) from the sale of assets (other than the sale of Inventory in the ordinary course of business), plus (ii) to the extent that any of the items referred to in any of clauses (a) through (c) below were deducted in calculating such net income: (a) Consolidated Interest Expense of such
       Person for such period; (b) income tax expense of such Person and its Subsidiaries with respect to their operations for such period; and (c) the amount of all non-cash charges (including, without limitation, depreciation and amortization) of such Person and its Subsidiaries for such period; provided, however, that in calculating EBITDA of the Company and its Subsidiaries (x) the non-cash reserve taken in fiscal 1994 in respect of workers compensation in an amount not exceeding $5,000,000 and (y) Conversion Expenses in an amount not exceeding in the aggregate $3,000,000, consisting of up to $2,800,000 in such expenses during 1995 and up to $400,000 in such expenses in 1996, shall be added back to net income (or net loss) from operations to the extent deducted in calculating such net income (or net loss).

               (i) "First Offer Rights" mean (i) AWG's right of first offer with respect to the stores owned or operated by the Company listed on Exhibit B of the Supply Agreement, as such agreement may be amended from time to time and (ii) any public recordation of such first offer rights, provided that any such public recordation shall be terminable from time to time as set forth in Section 7(f) of the Supply Agreement.

               (j) "Major Remodel" means capital expenditures made in respect of one of the Company's stores in an amount exceeding, or expected to exceed, $400,000.

               (k) "Membership Sign-Up Documents" means (i) the Application for Membership by Homeland Stores, Inc., between the Company and AWG and (ii) the Stock Power of Attorney granted to AWG by the Company with respect to the AWG Membership Stock owned by the Company;

               (l)  "Minimum Amount" means, for the fiscal
       quarter period ending on each of the dates set forth below, the amount specified opposite such date:

                   Date                            Amount
                  3/23/96                        $  750,000
                  6/15/96                        $1,500,000
                  9/07/96                        $2,250,000

               (m) "Net Capital Expenditures" means, for any period, the capital expenditures made by the Company and its Subsidiaries in such period less (i) net cash proceeds from the sale of assets which are reinvested pursuant to the Indenture during such period,
       (ii) capital expenditures, in an amount not exceeding $6,500,000 in the aggregate, relating to (a) assets to be purchased by the Company, and thereafter sold to AWG, in connection with the AWG Purchase Agreement and
       (b) assets to be purchased by the Company in connection with stores closed or to be closed and (iii) capital expenditures in respect of capital leases entered into in 1994 in an amount equal to $1,500,000.

               (n)  "Post-AWG Note Net Proceeds" means all Note
       Net Proceeds received by the Company or its Restricted
       Subsidiaries from Asset Sales occurring after the closing date of AWG Sale.

               (o)  "Reference Date" means March 30, 1995.

               (p)  "Supply Agreement" means the Supply
       Agreement, dated as of closing date of the AWG Sale, between the Company and AWG.

               (q) "Use Restrictions" means (i) the Company's agreement under Section 8(b) of the Supply Agreement to dedicate (to the extent of its interest therein (including leasehold interests)) certain real property and the improvements thereon to the exclusive use of a retail grocery facility (including all activities which from time to time are commonly associated with the operation of a grocery facility) which is owned by a retail member of AWG and (ii) any public recordation of such agreement, provided that any such public recordation shall be terminable from time to time as set forth in Section 8(b) of the Supply Agreement.

               Section 2.03.  Deletion of Certain Definition.
Section 1.01 of the Indenture is amended by deleting the definition of "Cash Flow" in its entirety.


                                         ARTICLE III

                            AMENDMENTS TO ARTICLE IV OF INDENTURE

               Section 3.01.  Amendment to Section 4.05 of the
Indenture. Section 4.05 of the Indenture is amended by adding the following new subsection (i):

                       "(i)  Within 60 days after the end of each
               fiscal quarter of the Company and within 120 days after the end of each fiscal year of the Company an Officers' Certificate, conforming to the requirements set forth in Sections 12.04 and 12.05 hereof, stating that Conversion Expenses included in the Company's calculation of EBITDA for the previous fiscal quarter were consistent with the definition of the Conversion Expenses set forth in
               Section 1.01 of the Indenture and such Conversion Expenses were determined in accordance with generally accepted accounting principles."

               Section 3.02.  Amendment to Section 4.09 of the
Indenture. Section 4.09 of the Indenture is amended in the manner set forth below.

               (a)  Clause (i) of subsection (c) of the Section
4.09 is amended to delete the figure "50,000,000" contained therein and inserting in lieu thereof $"25,000,000".

               (b) Clause (ii) of subsection (c) of Section 4.09 is amended to read in its entirety as follows:

               "(ii) The Company may guarantee the principal amount of borrowings by officers, employees and directors in connection with the Management Subscription Agreements and Stock Subscription Agreements, provided that any such guarantee was incurred prior to the Reference Date."

               (c) Clause (i)(A) of subsection (d) of
Section 4.09 is amended to delete the figure "$50,000,000" and inserting in lieu thereof "$25,000,000."

               (d) Section 4.09 is further amended by adding the following new subsection (f):

                       "(f)  Notwithstanding anything to the
               contrary in this Section 4.09, the Company may incur Indebtedness in respect of the obligations owed to AWG under the Supply Agreement and the Membership Sign-Up Documents."

               Section 3.03.  Amendment to Section 4.10 of the
Indenture. Section 4.10 of the Indenture is amended in the manner set forth below.

               (a) Clause (ii) of subsection (a) of Section 4.10 is amended to read in its entirety as follows:

                        "The Company and any Restricted Subsidiaries
               of the Company may consummate an Asset Sale for cash consideration at not less than the fair market value thereof (as determined in good faith by the Company's Board of Directors), provided that (A) (1) the Company may, within 180 days of the closing date of the AWG Sale, reinvest, or commit to reinvest, up to $5 million of the Note
               Net Proceeds from the AWG Sale in Collateral consisting of capital expenditures and (2) the remaining Note Net Proceeds from the AWG Sale, plus any Note Net Proceeds which were committed to be reinvested under clause (1) above but which are not subsequently reinvested, shall be applied by the Company to an offer to redeem the Notes in accordance with Article 3 hereof, (B) following the date on which the Company and its Restricted Subsidiaries have received Post-AWG Note Net
               Proceeds in an amount equal to $2,000,000, the Company shall make an offer to redeem $2,000,000 in aggregate principal amount of Notes in accordance with Article 3 hereof, (C) following the date on which the Company and its Restricted Subsidiaries have received Post-AWG Note Net
               Proceeds in an amount equal to the sum (the
               "Aggregate Special Redemption Amount") of (1) $3,800,000 plus (2) the excess (if any) of $25,500,000 over the aggregate principal amount of Notes redeemed by the Company in connection with the AWG Sale, the Company shall make an offer to redeem the Notes in an amount equal to the excess of the Aggregate Special Redemption Amount over $2,000,000 in accordance with Article 3 hereof and
               (D) all Post-AWG Note Net Proceeds received by the Company and its Restricted Subsidiaries in excess of the Aggregate Special Redemption Amount shall be either (1) applied by the Company to an offer to redeem the Notes in accordance with Article 3 hereof or (2) reinvested, or committed to be reinvested, within 180 days of the closing date of the Asset Sale relating to such proceeds, in Collateral consisting of capital expenditures, or if such proceeds that were committed to be reinvested are not subsequently reinvested, such proceeds shall be applied by the Company to an offer to redeem the Notes in accordance with
               Article 3 hereof (provided that the Company will not be obligated to make an offer pursuant to this clause (D) until such time as the excess of the Post-AWG Note Net Proceeds not invested, or committed to be reinvested, in accordance with this Section 4.10, over the Aggregate Special Redemption Amount aggregates at least
               $1,000,000)."

               (b) Clause (v) of subsection (a) of Section 4.10 is amended to read in its entirety as follows:

                       "(v) the Company and any Restricted
               Subsidiary of the Company may make sales of real property (including leasehold interests therein and fixtures related thereto) which in the good faith opinion of the Company's Board of Directors are immaterial to the business or operations of the Company and its Subsidiaries in the aggregate, provided that any such sale resulting in Net Proceeds of $500,000 or more shall be required to be applied in accordance with the provisions of the preceding clauses (a)(ii)(B), (C) and (D).

               (c) Clause (vi) of subsection (a) of Section 4.10 is amended to read in its entirety as follows:

                       "(vi)  The Company and any Restricted
               Subsidiary of the Company may make sales of assets and/or property in order to comply with any applicable law, provided that any such sale resulting in Net Proceeds of $500,000 or more shall be required to be applied in accordance with the provisions of the preceding clauses
               (a)(ii)(B), (C) and (D).

               (d) Subsection (b) of Section 4.10 is hereby amended by deleting the phrase "clauses (a)(ii)(x) and
(a)(ii)(y)" contained therein and inserting in lieu thereof the phrase "clauses (a)(ii)(B), (C) and (D)".

               Section 3.04.  Amendment to Section 4.11 of the
Indenture. Section 4.11 of the Indenture is amended in the manner set forth below.

               (a) Subsection (c) of Section 4.11 is amended by deleting the text contained in such subsection and inserting in lieu thereof the words "[Intentionally Omitted]".

               (b) Subsection (g) of Section 4.11 is amended by deleting the word "and" after the phrase "Section 4.10 hereof;".

               (c) Section 4.11 is further amended by adding the following new subsection (i):

                       "(i)  investments consisting of (a) the
               purchase by the Company of 15 shares of AWG
               Membership Stock and (b) AWG members deposit certificates, patronage refund certificates or similar types of AWG Equity received or earned by the Company from time to time based on the Company's gross purchases from AWG pursuant to the Supply Agreement or in lieu of receiving cash rebates or refunds from AWG; and"

               (d) Section 4.11 is further amended by adding the following new subsection (j):

                       "(j)  investments consisting of (i) purchases
               of capital stock, in an aggregate amount not exceeding $25,000, of retail purchasing cooperatives (including, without limitation, Farm Fresh, Inc., an Oklahoma retail dairy cooperative ("Farm Fresh")) in connection with becoming a member of such cooperatives and (ii) additional capital stock of such cooperatives which is received or earned by the Company, in an aggregate amount not exceeding $600,000 in the case of Farm Fresh and $150,000 in the case of all other cooperatives, based on the Company's gross purchases from such cooperatives or in lieu of receiving cash rebates or refunds from such cooperatives, provided that, in each case, such stock is purchased, received or earned in connection with a supply agreement or arrangement between the Company and such cooperative which is on terms at least as favorable to the Company as the terms that could be obtained by the Company in a comparable transaction made on an arms' length basis with another cooperative, wholesaler or supplier."

              Section 3.05.  Amendment to Section 4.12 of the
Indenture.  Section 4.12 is amended by amending subsection
(a) thereof to read in its entirety as follows:

                       "(a)  transactions the terms of which are, in
               the good faith determination of the Board of Directors, at least as favorable as the terms that could be obtained by the Company or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arms' length basis by the Company or such Restricted Subsidiary with an unrelated Person;"

               Section 3.06.  Amendment to Section 4.13 of the
Indenture. Section 4.13 of the Indenture is amended in the manner set forth below.

               (a) Subsection (h) of Section 4.13 is amended by deleting the figure "$20,000,000" and inserting in lieu thereof "$1,000,000".

               (b) Section 4.13 is further amended by deleting subsection (i) thereof and inserting in lieu thereof the following new subsections (i), (j), (k) and (l):

               "(i) Liens on AWG Equity owned or hereafter acquired by the Company to secure the Company's obligations to AWG under the Supply Agreement and the Membership Sign-Up Documents; (j) Liens consisting of the Use Restrictions; (k) Liens consisting of the First Offer Rights; and (l) any extension, renewal, or replacement (or successive extensions, renewals or replacements), in whole or in part, of Liens permitted pursuant to subsections (a) through (k) above".

               Section 3.07.  Amendment to Section 4.16 of the
Indenture. Section 4.16 of the Indenture is amended by deleting the text contained in such section and inserting in lieu thereof the words "[Intentionally Omitted]."

               Section 3.08.  Amendment to Section 4.21 of the
Indenture. Section 4.21 of the Indenture is amended to read in its entirety as follows:

               "Section 4.21.  Maintenance of Consolidated Fixed
                               Charge Coverage Ratio.

                       The Company shall not permit its Consolidated
               Fixed Charge Coverage Ratio for the four fiscal quarter period ending on each date set forth below to be less than the amount set forth opposite such date:

                       Date                                  Ratio

                       9/9/95                                1.00:1
                       12/30/95                              1.00:1
                       3/23/96                               1.10:1
                       6/15/96                               1.10:1
                       9/7/96                                1.10:1
                       12/28/96                              1.10:1
                       3/22/97                               1.25:1
                       6/14/97                               1.30:1
                       9/6/97                                1:30:1
                       1/3/98                                1:35:1
                       3/28/98                               1:35:1
                       6/20/98                               1:35:1
                       9/12/98                               1:35:1
                       1/2/99                                1:50:1
                       and each fiscal
                       quarter end
                       thereafter"

               Section 3.09.  Addition of Section 4.27 to the
Indenture. Article IV of the Indenture amended by adding the following new Section 4.27:

               "Section 4.27.  Maintenance of Debt-to-EBITDA
                                Ratio.

                       The Company shall not permit its Debt-to-
               EBITDA Ratio for the four fiscal quarter period ending on each date set forth below to be greater than the amount set forth opposite such date:

                      Date                                   Ratio

                       9/9/95                                6.60:1
                       12/30/95                              6.60:1
                       3/23/96                               6.60:1
                       6/15/96                               6.25:1
                       9/7/96                                6.00:1
                       12/28/96                              5.50:1
                       3/22/97                               5.35:1
                       6/14/97                               5.00:1
                       9/6/97                                5:00:1
                       1/3/98                                5:00:1
                       3/28/98                               5:00:1
                       6/20/98                               5:00:1
                       9/12/98                               5:00:1
                       1/2/99                                4:50:1
                       and each fiscal
                       quarter end
                       thereafter"

               Section 3.10.  Addition of Section 4.28 to the
Indenture. Article IV of the Indenture is amended by adding the following new Section 4.28:

               "Section 4.28.  Capital Expenditures.

                       The Company shall not suffer or permit
               Capital Expenditures of the Company and its Subsidiaries to exceed, in any fiscal year, the amount set forth below opposite such fiscal year:

                       Period                                Amount

                       1995                                  $6,000,000
                       1996                                  $6,000,000
                       1997                                  $6,000,000
                       1998                                  $6,000,000

               ; provided that the Company may make up to $4,000,000 in additional Capital Expenditures for Major Remodels (i) during the four-quarter period beginning on the day following the first fiscal quarter in which the Company's Consolidated Fixed Charge Coverage Ratio is 1.30:1 or greater (the "First Qualifying Period") and (ii) during the four-quarter period beginning on the day following the first fiscal quarter in which the Company's Consolidated Fixed Charge Coverage Ratio is 1.50:1 or greater (the "Second Qualifying Period") (which fiscal quarter must be at least four quarters after the fiscal quarter referred to in clause (i) of this proviso); provided, further, that the Company may make additional Capital Expenditures in any period in any amount equal to the amount of Capital Expenditures permitted during any prior period and not made; provided further that no portion of the amount permitted to be used for Capital Expenditures during the First Qualifying Period or the Second Qualifying Period may be used for Capital Expenditures in any subsequent period unless (i) as of the last day of the First Qualifying Period or the Second Qualifying Period, as the case may be, the Company's Consolidated Fixed Charge Coverage Ratio is at least 1.30:1 or 1.50:1, respectively, or (ii) on or prior to the last day of the First Qualifying Period or the Second Qualifying Period, as the case may be, the Company has entered into commitments to use any such portion for Capital Expenditures."


                                         ARTICLE IV

                            AMENDMENTS TO ARTICLE V OF INDENTURE

               Section 4.01.  Amendment of Section 5.01 of the
Indenture.  Section 5.01 is amended as follows:

               (a) Subsection (2) of Section 5.01 is amended to add the following words after the phrase "under the Purchase
Agreement" in the last line thereof:

               "and the perfection and priority of the security interest in and Liens on the Collateral are maintained unimpaired and in full force and effect;"

               (b) The second full paragraph of subsection (5) of Section 5.01 is amended by inserting the words "at least ten (10) days" after the phrase "each Securityholder" in the first line thereof.

                                          ARTICLE V

                              AMENDMENTS TO FORMS OF SECURITIES

               Section 5.01.  Amendment to Exhibit B.  The
definition of "Applicable LIBOR Rate" in the fourth paragraph of Section 1 of Exhibit B is amended by deleting the phrase "300 basis points" contained therein and inserting in lieu thereof the phrase "350 basis points".

               Section 5.02. Amendment to Exhibit M. The first paragraph of Section 1 of Exhibit M is amended by deleting the phrase "at a rate per annum equal to 11-3/4%" contained therein and inserting in lieu thereof the phrase "at a rate per annum equal to 12-1/4%".

               Section 5.03.  Amendment to Exhibit N.    The
definition of "Applicable LIBOR Rate" in the fourth paragraph of Section 1 of Exhibit N is amended by deleting the phrase "300 basis points" contained therein and inserting in lieu thereof the phrase "350 basis points".

               Section 5.04.  Deemed Amendments.  Each
outstanding Security issued prior to the Effective Date shall be deemed to be amended, as of the Effective Date, to reflect the amendments relating to such Security set forth in this Second Supplement to Indenture.


                                         ARTICLE VI

                           AMENDMENTS TO CERTAIN RELATED DOCUMENTS

                Section 6.01.  Amendment to Company Security
Agreement. On the Effective Date, the Trustee is authorized to execute and deliver Amendment No. 1 to the Company Security Agreement, in the form attached hereto as Annex A (the "Amended Security Agreement"). As of the Effective Date, Exhibit E to the Indenture shall be deemed to be amended to reflect the amendments set forth in Amended Security Agreement.

               Section 6.02. Amendment to Mortgage. On the Effective Date, the Trustee is authorized to execute and deliver Amendment No. 1 to the Mortgage, in the form attached hereto as Annex B (the "Amended Mortgage"). As of the Effective Date, Exhibit G to the Indenture shall be deemed to be amended to reflect the amendments set forth in the Amended Mortgage.

               Section 6.03.  Amendment to Intercreditor
Agreement. On the Effective Date, the Trustee is authorized to execute and deliver Amendment No. 1 to the Intercreditor Agreement, in the form attached hereto as Annex C (the "Amended Intercreditor Agreement"). As of the Effective Date, Exhibit L to the Indenture shall be deemed to be amended to reflect the amendments set forth in the Amended Intercreditor Agreement.


                                         ARTICLE VII

                                         CONSENT FEE

               Section 7.01.  Payment of Consent Fee.  As
promptly as practicable after the Effective Date, the Company shall pay to each Securityholder who, prior to the expiration date set forth in the Solicitation Statement, delivered (and did not revoke) a consent in respect of the amendments set forth in this Second Supplement to Indenture, a consent fee in an amount equal to $5.00 for each $1,000 principal amount of Notes in respect of which such consent has been delivered.


                                        ARTICLE VIII

                                        MISCELLANEOUS

               Section 8.01  Ratification.  The Indenture, as
supplemented and amended by this Second Supplement to Indenture is in all respects hereby adopted, ratified and confirmed.

               Section 8.02.  Governing Law.  This Second
Supplement to Indenture shall be governed by and construed in accordance with the laws of the State of New York.
               Section 8.03.  Counterparts.  This Second
Supplement to Indenture may be executed in any number of counterparts, each of which so executed shall be an original, but such counterparts shall together constitute but one and the same instrument.

               Section 8.04.  Headings.  The article and section
headings of this Second Supplement to Indenture are for convenience only and shall not affect the construction hereof.

               IN WITNESS WHEREOF, the parties hereto have executed this Second Supplement to Indenture as of the date first above written.

                                      HOMELAND STORES, INC.,
                                        as Issuer


                                      By:


                                      UNITED STATES TRUST COMPANY OF
                                        NEW YORK, as Trustee


                                      By:


                                      HOMELAND HOLDING CORPORATION,
                                        as Guarantor


                                      By:

                                           Annex B

                             Certain Historical, Pro Forma and Projected Financial Data

                Annex B below sets forth certain historical, pro forma and projected financial data of the Company which was prepared by the Company's management and has not been examined by the Company's independent public accountants.
The information includes (i) certain unaudited financial information of the Company for the fiscal year ending December 31,
1994, (ii) certain projected financial information of the Company for the fiscal year ending December 30, 1995 and certain financial projected information for such period as adjusted to give pro forma effect to the AWG Transaction, the related repayment of indebtedness and the closure of the 16 stores closed or to be closed in 1994 and 1995, as if they had occurred on January 1, 1995 and (iii) certain projected financial information of the Company for the fiscal year ending December 28,
1996.  The information contained in Annex B below should be read in conjunction with the Company's historical audited financial statements, which are publicly available as described in the Solicitation Statement under "Available Information."
                                               (Dollars in Thousands)
                                                                                1995
                                        1994       % of     1995      % of      Pro       % of     1996      % of
                                       Unaudited   Sales  Projected   Sales   Forma(9)    Sales  Projected   Sales
Sales (% Comp. Store Sales)           $785,121    -2.6%  $630,807   -1.1%    $531,915    0.0%   $537,733     1.1%
Gross Profit before Earned
  Consideration                        197,333    25.1%   155,297   24.6%     131,383   24.7%    133,895    24.9%
Earned Consideration (1)                     0     0.0%     3,672    0.6%       5,300    1.0%      5,300     1.0%
                                      --------           --------            --------           --------
Gross Profit after Earned
  Consideration                        197,333    25.1%   158,969   25.2%     136,683   25.7%    139,195    25.9%
Direct Expenses                        100,284    12.8%    82,555   13.1%      70,213   13.2%     70,783    13.2%
Indirect Expenses                       62,011     7.9%    45,028    7.1%      37,234    7.0%     37,104     6.9%
Advertising                              4,723     0.6%     3,891    0.6%       3,191    0.6%      3,449     0.6%
Administrative                          26,392     3.4%    20,702    3.3%      15,221    2.9%     14,933     2.8%
                                      --------           --------            --------           --------
Total S, G & A                         193,410    24.6%   152,176   24.1%     125,859   23.7%    126,269    23.5%
EBIT                                   3,923(8)    0.5%     6,793    1.1%      10,824    2.0%     12,926     2.4%
EBITDA                                  32,416     4.1%    19,430    3.1%      21,553    4.1%     23,997     4.5%
Conversion Expense (2)                       0     0.0%     2,672    0.4%           0    0.0%        328     0.1%
EBIT after Conversion                    3,923     0.5%     4,121    0.7%      10,824    2.0%     12,598     2.3%
EBITDA after Conversion                 32,416     4.1%    19,430    3.1%      21,553    4.1%     23,997     4.5%
Interest Expense                        18,067     2.3%    16,160    2.6%      14,136    2.7%     14,113     2.6%
Net Cash Interest Expense               16,158     2.1%    15,014    2.4%      13,122    2.5%     13,099     2.4%
Capital Expenditures (3)                 6,879              6,000               6,000              6,000
Total Debt (4)                         173,000            123,713             123,713            118,643
EBITDA-to-Net  Cash Interest Expense      2.01               1.29                1.64               1.83
EBITDA  - Net Capital Expenditures (5)  28,393             18,430              20,553             17,997
Consolidated Fixed Charge
  Coverage Ratio (6)                      1.76               1.23                1.57               1.37
Debt-to-EBITDA Ratio (7)                  5.34               6.37                5.74               4.94

__________________
(1) Under the Supply Agreement, the Company will be entitled to receive quarterly cash payments from AWG, up to a maximum of approximately $1.3 million per fiscal quarter, based on the dollar amount of the Company's purchases from AWG's warehouse during such fiscal quarter.
(2) Conversion expenses relate to one-time expenses with respect to the conversion to AWG systems, closure of stores and relocation of key personnel.
(3) Includes $5,000,000 of capital expenditures to be made in 1995 which will be funded from the proceeds of the AWG Sale.
(4)   Includes letters of credit and capital lease obligations.
(5) See "Proposed Amendments -- Proposed Financial Covenant Amendments -- Amendments to, and Additions of, Certain Definitions" in the Solicitation Statement for the definitions of EBITDA and Net Capital Expenditures.
(6) See "Proposed Amendments -- Proposed Financial Covenant Amendments -- Amendments to, and Additions of, Certain Definitions" in the Solicitation Statement for the definition of Consolidated Fixed Charge Coverage Ratio.
(7) See "Proposed Amendments -- Proposed Financial Covenant Amendments -- Amendments to, and Additions of, Certain Definitions" in the Solicitation Statement for the definition of Debt-to-EBITDA Ratio.
(8)   Excludes approximately $24.4 million in restructuring charges.
(9) As adjusted to give pro forma effect to the AWG Transaction, the related repayment of indebtedness and the closure of the 16 stores closed or to be closed in 1994 and 1995, as if they had occurred on January 1, 1995.

                                                                  Annex B
                                        Certain Historical, Pro Forma and Projected Financial Data
                                                  Unaudited and Projected Balance Sheets
                                                                         Projected
                                                       Projected         Day After
                                         Unaudited   Day Before AWG Sale AWG Sale        Projected  Projected
                                         12/31/94       4/21/95           4/22/95        12/30/95   12/28/96
    ASSETS
Cash                                    $    339      $    258         $ 10,845  (1)  $     137     $    149
Restricted cash - capital escrow deposit       0             0            5,000               0            0
Receivables                                8,860         6,521            6,521           9,060        8,476
Inventories                               94,330        78,686           43,156          38,944       36,413
Prepaids                                   8,424         6,225            5,080           5,836       36,413
                                        --------      --------         --------        --------     --------
    Total current assets                 111,953        91,690           70,602          53,977       50,874
                                        --------      --------         --------        --------     --------
PP&E                                     207,389       207,983         149,943          144,481      138,683
Accumulated depreciation and
    amortization                         (82,603)      (87,168)         (59,987)        (62,497)     (67,031)
Notes receivable from AWG                      0             0                0           1,635        4,086
Intangible assets                         14,786        13,692            8,903           7,956        6,407
                                        --------      --------         --------        --------     --------
    Total assets                        $251,525      $226,197         $169,461        $145,552     $133,019
                                        ========      ========         ========        ========     ========
    LIABILITIES AND EQUITY
Accounts payable                        $ 32,426      $ 30,636         $ 30,636        $ 18,548     $ 17,330
Other current payables                    20,333        15,463           15,463          12,767       11,215
Accrual for transaction costs             23,041        21,196           12,029           9,823            0
Current portion of long term debt          2,250             0                0               0            0
Current obligations under capital leases   7,828         6,857            1,789           1,941        1,941
                                        --------      --------         --------        --------     --------
    Total current liabilities             85,878        74,152           59,917          43,079       30,486
                                        --------      --------         --------        --------     --------
Revolver                                  25,000        17,500                0  (1)      3,250        5,500
Senior Notes                             120,000       120,000           95,000          95,000       91,200
Other noncurrent liabilities               5,668         4,895            4,895           3,008        1,891
Long-term obligations under capital leases11,472        11,453           11,453          10,022        8,137
                                        --------      --------         --------        --------     --------
    Long-term liabilities                162,140       153,848          111,348         111,280      106,728
Equity                                     3,507        (1,804)          (1,804)         (8,807)      (4,195)
                                        --------      --------         --------        --------     --------
    Total liabilities and equity        $251,525      $226,197         $169,461        $145,552     $133,019
                                        ========      ========         ========        ========     ========

________________________
(1)     Does not give effect to approximately $15 million of trade payables to be paid pursuant to the AWG Sale.  See the Sources and Uses table under "AWG Transaction --
        Application of AWG Sale Proceeds" in the Solicitation Statement.  Does give effect to the payout of approximately $1.5 million of operating leases relating to closed stores.

        On the closing date of the AWG Sale, the Company estimates that it will have approximately $17.5 million outstanding under the Credit Agreement and expects that approximately $15.1 million of net proceeds from the AWG Sale (of which approximately $2.7 million represents reimbursement of previously paid transaction expenses) will be used to pay down amounts outstanding under the Credit Agreement on such date.  In addition, as a result of the timing of payments to the Company's vendors from net proceeds of the AWG
Sale, the Company will, on the closing date of the AWG Sale, repay any remaining outstanding amounts under the Credit Agreement.  The Company expects to have approximately
$11 million in cash on the day following the closing date of the AWG Sale.  The Company will use this cash plus approximately $4 million of borrowings under the Amended Credit
Facility to pay approximately $15 million of trade payables in connection with the AWG
Sale.

                                           Annex C

                       Form of Amendment to Company Security Agreement

                      AMENDMENT NO. 1 TO THE COMPANY SECURITY AGREEMENT

               AMENDMENT NO. 1, dated as of April   , 1995, to
the Company Security Agreement, dated as of March 4, 1992
(the "Security Agreement"), between Homeland Stores, Inc., a Delaware corporation (the "Company"), and United States
Trust Company of New York, a New York banking corporation, as collateral trustee (the "Collateral Trustee") for the holders of the Senior Secured Notes (as hereinafter defined) (the "Securityholders"). Capitalized terms used herein and not otherwise defined herein shall have the meaning given to such terms in the Indenture.

                                          RECITALS

               WHEREAS, the Company, Homeland Holding Corporation ("Holding"), and the Collateral Trustee have heretofore entered into an Indenture, dated as of March 4, 1992, as supplemented by First Supplement to Indenture, dated as of June 17, 1992 (the "Indenture"), providing for the issuance of up to $120,000,000 in aggregate principal amount of the Company's senior secured notes (together with any securities issued in replacement thereof or in exchange or substitution thereof, the "Senior Secured Notes");

               WHEREAS, pursuant to the terms of the Indenture, to secure the payment and performance by the Company of the Obligations, the Company and the Collateral Trustee have heretofore entered into the Security Agreement, whereby the Company has granted to the Collateral Trustee for the ratable benefit of the Securityholders a security interest in and to the Collateral; and

               WHEREAS, Securityholders of at least a majority in principal amount of the Senior Secured Notes then outstanding (other than Senior Secured Notes owned by the Company or any of its affiliates) have consented to the amendments to the Security Agreement set forth herein.

               NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Collateral Trustee (for the ratable benefit of the Securityholders) agree as follows:

               Section 1.  Amendment to Section 2(b) of the
Security Agreement. Section 2(b) of the Security Agreement is amended by adding the following proviso at the end thereof:

               "; provided, however, that the Collateral
               Trustee's security interest in Collateral consisting of AWG Equity shall be subordinate and junior to AWG's first priority security interest in the AWG Equity under the Supply Agreement and the Membership Sign-Up Documents."

               Section 2.  Amendment to Section 3(c) of the
Security Agreement. Section 3(c) of the Security Agreement is amended to read in its entirety as follows:

               "The Company is (or, to the extent that this Security Agreement states that the Collateral is to be acquired after the date hereof, will
               be) the sole owner of the Collateral; the security interest created hereby in Collateral is a valid, enforceable, perfected and first priority security interest in the Collateral securing the payment of the Obligations (provided, however, that the security interest granted hereby in Collateral consisting of AWG Equity shall be valid, enforceable and perfected and prior to all other security interests in such Collateral other than the security interest in favor of AWG under the Supply Agreement and the Membership Sign-Up Documents) and there are no other security interests in, Liens on, adverse claims of title to, or any other interests whatsoever in, the Collateral or any portion thereof except (i) Liens permitted to be incurred pursuant to Section
               4.13 of the Senior Secured Note Indenture
               ("Authorized Liens") and (ii) to the extent that proceeds from certain sales of assets may be applied to certain other indebtedness of the Company as provided in Section 4.10 of the Senior Secured Note Indenture; and no financing statement, notice of Lien, assignment or collateral assignment, mortgage or deed of trust covering the Collateral or any portion thereof ("Lien Notice") exists or is on file in any public office, except with respect to Authorized Liens;"

               Section 3.  Ratification.  The Security Agreement,
as amended by this Amendment No. 1 is hereby in all respects ratified and confirmed.

               Section 4.  Governing Law.  This Amendment No. 1
shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles.

               Section 5. Counterparts. This Amendment No. 1 may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument.

              IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 as of the date first above written.


                                      HOMELAND STORES, INC., a Delaware
                                        corporation



                                      By:
                                              Name:
                                              Title:


                                      UNITED STATES TRUST COMPANY OF NEW
                                        YORK, as Trustee under the
                                        Indenture



                                      By:
                                              Name:
                                              Title:

                                           Annex D

                        Form of Amendment to Intercreditor Agreement

                       AMENDMENT NO. 1 TO THE INTERCREDITOR AGREEMENT

               AMENDMENT NO. 1, dated as of April   , 1995, to
the Intercreditor Agreement, dated as of March 4, 1992 (the "Intercreditor Agreement"), among ____________, as Credit Agreement Agent under the Current Credit Agreement, United States Trust Company of New York, as Trustee under the
Senior Note Indenture ("U.S. Trust") and such other persons as may become parties to the Intercreditor Agreement as provided therein. All capitalized terms used herein and not otherwise defined herein shall have the meaning given to such terms in the Intercreditor Agreement.


                                          RECITALS

               WHEREAS, Homeland Stores, Inc., a Delaware corporation (the "Company"), Union Bank of Switzerland, New York Branch ("UBS"), and certain lenders and financial institutions have heretofore entered into the Current Credit Agreement pursuant to which the Company has granted a security interest in certain assets of the Company;

               [WHEREAS, the Current Credit Agreement has been amended and restated, pursuant to which, among other things, __________ has replaced UBS as Credit Agreement Agent;]

               WHEREAS, the Company, Homeland Holding
Corporation, a Delaware corporation ("Holding"), and the Trustee have heretofore entered into the Senior Note
Indenture and a related security agreement pursuant to which the Company and Holding have granted security interests in certain of their respective assets;

               WHEREAS, holders of majority in principal amount of the securities issued pursuant to the Senior Note
Indenture then outstanding (other than such securities owned by the Company or any of its affiliates) have consented to the amendments to the Intercreditor Agreement set forth herein; and

               WHEREAS, pursuant to Section 7 of the
Intercreditor Agreement, the Parties wish to enter into this Amendment No. 1 in order to effect certain amendments to the Intercreditor Agreement.
               NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

               Section 1.  Amendment to Section 2(b) of the
Intercreditor Agreement.  Section 2(b) of the Intercreditor
Agreement is amended to read in its entirety as follows:

               "(b) Notwithstanding any other provision of any Security Document, until the Senior Note
       Indenture has been discharged or satisfied, any and all amounts actually received by the Credit
       Agreement Agent or lender under any Credit
       Agreement (i) in connection with the enforcement of any Security Document relating to Joint
       Collateral or (ii) in connection with a
       distribution in a bankruptcy, insolvency or similar proceeding, constituting the proceeds of any collection, sale or other disposition thereof, shall be transmitted by such Party to the Trustee for the benefit of the holders of the Senior
       Notes."

               Section 2.  Ratification.  The Intercreditor
Agreement, as amended by this Amendment No. 1, is hereby in all respects ratified and confirmed.

               Section 3.  Governing Law.  This Amendment No. 1
shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles.

               Section 4. Trust Indenture Act. To the extent applicable, if any provision of this Amendment No. 1 limits, qualifies or conflicts with the duties imposed by the Trustee by the Trust Indenture Act of 1939, as amended (the "TIA"), the TIA shall control. Any action required to be taken in order to comply with the TIA shall be taken by the Trustee.

               Section 5. Counterparts. This Amendment No. 1 may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 as of the date first above written.


                                      _________________________, as Agent
                                        under the Current Credit
                                        Agreement


                                      By:
                                              Name:
                                              Title:


                                      UNITED STATES TRUST COMPANY OF
                                        NEW YORK, as Trustee under the
Senior                                          Note Indenture


                                      By:
                                              Name:
                                              Title:

                                           Annex E

                                Form of Amendment to Mortgage

                              AMENDMENT NO. 1 TO THE MORTGAGE,
                         SECURITY AGREEMENT AND FINANCIAL STATEMENT

               AMENDMENT NO. 1, dated as of April   , 1995, to
the Mortgage, Security Agreement and Financing Statement, dated as of March 4, 1992 (the "Mortgage"), from Homeland Stores, Inc., a Delaware corporation (the "Mortgagor"), to United States Trust Company of New York, a New York banking corporation, as collateral trustee (the "Collateral Trust-ee") for the ratable benefit of the holders of the Senior Secured Notes (as hereinafter defined) (the "Noteholders"). Capitalized terms used herein and not otherwise defined herein shall have the meaning given to such terms in the Mortgage.

                                          RECITALS

               WHEREAS, Mortgagor is the owner of a fee estate in all buildings, structures and improvements (the
"Improvements") and the real property underlying and adjacent to said Improvements described on Schedule A with respect to those properties set forth on Schedule 1 and Mortgagor is the owner of a leasehold estate in all Improvements located on the land described in Schedule A
(and the holder of a leasehold estate in and to all or a portion of the underlying land) with respect to those properties set forth on Schedule 2;

               WHEREAS, Mortgagor, Homeland Holding Corporation ("Holding"), and the Collateral Trustee have heretofore entered into an Indenture, dated as of March 4, 1992, as supplemented (the "Indenture"), providing for the issuance of up to $120,000,000 in aggregate principal amount of the Company's senior secured notes (together with any securities issued in replacement thereof or in exchange or substitution thereof, the "Senior Secured Notes");

               WHEREAS, pursuant to the terms of the Indenture, to secure the payment and performance by the Company of the Obligations, the Company and the Collateral Trustee have heretofore entered into the Mortgage, whereby the Company has granted to the Collateral Trustee for the ratable bene-fit of the Noteholders a security interest in the Mortgaged Property; and

               WHEREAS, Noteholders of at least a majority in principal amount of the Senior Secured Notes then outstand-ing (other than Senior Secured Notes owned by the Company or any of its affiliates) have consented to the amendments to the Mortgage set forth herein.

               [Additional recitals regarding the original recordation of the Mortgage will be added to the extent necessary.]

               NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Collateral Trustee (for the ratable benefit of the Noteholders) agree as follows:

               Section 1.  Amendment to Section 15 of the Mort-
gage. Section 15 of the Mortgage is amended by adding the following new subsection (h) at the end thereof:

               "(h) Notwithstanding anything in this Mortgage to the contrary (including, without limitation, Sections 3(a), 4, 15(b)(2) and 15(b)(5) hereof), no default under, modification or termination of, or any action or inaction with regard to, the Lease Contract, dated July 19, 1991, as supplemented, between Mortgagor and Weingarten/Oklahoma, Inc. (including any agreement relating thereto), relating to Homeland Store No. 106 - Max Saver Foods, Reno and Air Depot, Midwest City, Oklahoma, shall constitute a default or event of de-fault hereunder".

               Section 3.  Ratification.  The Mortgage, as amend-
ed by this Amendment No. 1, is hereby in all respects rat-ified and confirmed.

               Section 4.  Governing Law.  This Amendment No. 1
shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles.

               Section 5. Counterparts. This Amendment No. 1 may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument.

               IN WITNESS WHEREOF, the parties hereto have ex-ecuted this Amendment No. 1 as of the date first above writ-ten.


                                              HOMELAND STORES, INC.



                                              By:
                                                 Name:
                                                 Title:



ATTEST:



By:________________
   Name:
   Title: